The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
Filed Pursuant to Rule 424(b)(2)
Registration No. 333-240355
SUBJECT TO COMPLETION, DATED AUGUST 12, 2020
PRELIMINARY PROSPECTUS SUPPLEMENT
(To Prospectus dated August 4, 2020)
U.S. $

TechnipFMC plc
U.S. $ % Senior Notes due 20
TechnipFMC plc (“TechnipFMC”) is offering U.S. $   aggregate principal amount of its   % Senior Notes due 20   (the “ Notes”). The Notes will bear interest at a rate of   % per year except as otherwise provided in this prospectus supplement under “Description of the Notes—Interest Rate Adjustment.” We will pay interest on the Notes semi-annually on      and      of each year, beginning on   , 20   . Interest on the Notes will accrue from     , 2020. The Notes will mature on     , 20  . The Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
TechnipFMC may redeem some or all of the Notes at any time and from time to time at the redemption prices described in this prospectus supplement, plus accrued and unpaid interest to, but not including, the redemption date. In addition, we may redeem the notes at any time at 100% of their principal amount, plus accrued and unpaid interest to, but not including, the redemption date upon the occurrence of certain tax events described in this prospectus supplement. If TechnipFMC experiences a Change of Control Triggering Event (as defined under “Description of the Notes”) or a Technip Energies Transaction Triggering Event (as defined under “Description of the Notes”), TechnipFMC may be required to purchase the Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the repurchase date as described in this prospectus supplement.
The Notes will be TechnipFMC’s senior unsecured obligations, will rank equally in right of payment with all of its other existing and future senior unsubordinated debt and will effectively rank junior to any of TechnipFMC’s secured debt, to the extent of the value of the collateral securing that debt, and will be structurally subordinated to all existing and future indebtedness and other liabilities of TechnipFMC’s subsidiaries. The Notes will be exclusively TechnipFMC’s obligation, and not the obligation of any of its subsidiaries. TechnipFMC’s rights and the rights of any holder of the Notes (or other of our creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that TechnipFMC may be a creditor with recognized claims against the subsidiary.
TechnipFMC intends to apply to list the Notes on the Official List of the Luxembourg Stock Exchange (the “Luxembourg Stock Exchange”) for trading on the Euro MTF Market.
Investing in the Notes involves risks. See “Risk Factors” beginning on page S-7 of this prospectus supplement.
Per Note	Total
Public Offering Price(1)%	U.S. $
Underwriting Discount %	U.S. $
Proceeds to TechnipFMC (before expenses)%	U.S. $
(1)	Plus accrued interest, if any, from , 2020 to the date of delivery.
Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes to be distributed in the offering, nor have any of these organizations determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the Notes to purchasers against payment on or about , 2020, solely in book-entry form through the facilities of The Depository Trust Company (“DTC”) and its participants.
Joint Book-Running Managers
BNP PARIBAS	BofA Securities	Credit Agricole CIB	J.P. Morgan
    , 2020

Prospectus Supplement
Prospectus
S-i

ABOUT THIS PROSPECTUS SUPPLEMENT
As used in this prospectus supplement, unless otherwise stated or the context otherwise requires:
•	“TechnipFMC” refers to TechnipFMC plc;
•	the “Company” refers to TechnipFMC and its consolidated subsidiaries;
•	“FMCTI” and “FMC Technologies” refer to FMC Technologies, Inc. and its consolidated subsidiaries;
•	“Technip” refers to Technip S.A. and its consolidated subsidiaries; and
•	“we,” “us” and “our” and similar expressions refer to the Company, except when used in connection with the “Notes,” in which case these terms refer solely to TechnipFMC.
This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the Notes we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which may not apply to the Notes. You should read this prospectus supplement along with the accompanying prospectus, as well as the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. If the description of the Notes varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.
You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any related free writing prospectus issued by us or on our behalf. We have not, and the underwriters have not, authorized any person to provide you with additional or different information. The information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is current only as of its date. We are not, and the underwriters are not, making an offer to sell the Notes in any jurisdiction where the offer or sale is not permitted.
We have filed with the SEC a registration statement on Form S-3 with respect to the Notes offered hereby. This prospectus supplement and the accompanying prospectus do not contain all the information set forth in the registration statement, parts of which are omitted in accordance with the rules and regulations of the SEC. For further information with respect to us and the Notes, reference is made to the registration statement and the exhibits that are a part of the registration statement.
ENFORCEABILITY OF CIVIL LIABILITIES
We are a public limited company organized under the laws of England and Wales. As a result, it may be difficult for you to effect service of process or enforce judgments obtained against us within the United States (the “U.S.”), predicated upon the civil liability provisions of the federal securities laws of the U.S. There is doubt as to the enforceability of civil liabilities predicated on U.S. federal securities laws in England, either in original actions or in actions for enforcement of judgments of U.S. courts.
PROHIBITION OF SALES TO EEA AND UK RETAIL INVESTORS
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 as amended or superseded, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
S-ii

FORWARD-LOOKING STATEMENTS
This prospectus supplement, the accompanying prospectus and other documents incorporated by reference herein and therein may contain “forward-looking statements” as defined in Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predicated,” “estimate,” “outlook” and similar expressions, including the negatives thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.
All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in “Risk Factors” and elsewhere in this prospectus supplement and the accompanying prospectus and other documents incorporated by reference herein and therein, as well as the following:
•
risks associated with disease outbreaks and other public health issues, including the coronavirus disease 2019 (“COVID-19”), their impact on the global economy and the business of our company, customers, suppliers and other partners, changes in, and the administration of, treaties, laws, and regulations, including in response to such issues and the potential for such issues to exacerbate other risks we face, including those related to the factors listed or referenced below;

•	risks associated with our ability to consummate our proposed separation and spin-off of our Technip Energies segment;
•	unanticipated changes relating to competitive factors in our industry;
•	demand for our products and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets;
•	our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets;
•	potential liabilities arising out of the installation or use of our products;
•	cost overruns related to our fixed price contracts or capital asset construction projects that may affect revenues;
•	our ability to timely deliver our backlog and its effect on our future sales, profitability, and our relationships with our customers;
•	our reliance on subcontractors, suppliers, and joint venture partners in the performance of our contracts;
•	our ability to hire and retain key personnel;
•	piracy risks for our maritime employees and assets;
•	the potential impacts of seasonal and weather conditions;
•	the cumulative loss of major contracts or alliances;
•
U.S. and international laws and regulations, including existing or future environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations;

•	disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business;
S-iii

•
risks associated with the DTC and Euroclear for clearance services for shares traded on the New York Stock Exchange (“NYSE”) and the regulated market of Euronext Paris (“Euronext Paris”), respectively;

•	the United Kingdom’s withdrawal from the European Union;
•
risks associated with being an English public limited company, including the need for “distributable profits”, shareholder approval of certain capital structure decisions and the risk that we may not be able to pay dividends or repurchase shares in accordance with our announced capital allocation plan;

•	compliance with covenants under our debt instruments and conditions in the credit markets;
•	downgrade in the ratings of our debt could restrict our ability to access the debt capital markets;
•	the outcome of uninsured claims and litigation against us;
•	the risks of currency exchange rate fluctuations associated with our international operations;
•	risks related to our acquisition and divestiture activities;
•
failure of our information technology infrastructure or any significant breach of security, including related to cyber attacks, and our actual or perceived failure to comply with data security and privacy obligations;

•	risks associated with tax liabilities, changes in U.S. federal or international tax laws or interpretations to which we are subject; and
•	such other risk factors set forth in our filings with the SEC and in our filings with the Autorité des marchés financiers or the U.K. Financial Conduct Authority.
We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.
S-iv

SUMMARY
The following is a summary of selected information appearing elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated herein by reference. This summary may not contain all of the information that may be important to you. You should read this summary together with this entire prospectus supplement and the accompanying prospectus and the documents that we have incorporated herein by reference, including the “Risk Factors” section of this prospectus supplement, TechnipFMC’s Annual Report on Form 10-K for the year ended December 31, 2019 and TechnipFMC’s subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.
The Company
Business
We are a global energy service company with a portfolio of solutions for the production and transformation of hydrocarbons and renewable energy sources. These solutions range from discrete products and services to fully integrated solutions based on proprietary technologies, with a clear focus to deliver greater efficiency across project lifecycles from concept to delivery and beyond.
We operate across three business segments: Subsea, Technip Energies, and Surface Technologies. Through these segments, we are levered to the three energy growth areas of unconventionals, liquefied natural gas, and deepwater developments.
We have a unique and comprehensive set of capabilities to serve the oil and gas industry. With our proprietary technologies and production systems, integration expertise, and comprehensive solutions, we are transforming our clients’ project economics.
Enhancement of TechnipFMC’s performance and competitiveness is a key component of this strategy that is achieved through technology and innovation differentiation, seamless execution, and reliance on simplification to drive costs down. We are targeting profitable and sustainable growth, seizing market growth opportunities, expanding the range of our services, and managing our assets efficiently to ensure that we are well-prepared to drive and benefit from the opportunities we are experiencing in many of the segments we serve.
Each of our approximately 37,000 employees is driven by a steady commitment to clients and a culture of purposeful innovation, challenging industry conventions, and finding new and better ways of working to unlock possibilities. This leads to fresh thinking, streamlined decisions, and smarter results, enabling us to achieve our vision of enhancing the performance of the world’s energy industry.
We were formed in January 2017 as a result of the merger of two of the leading global companies in the sector, Technip and FMC Technologies. This created a new company, which had total revenues of approximately U.S. $13.4 billion in 2019. TechnipFMC is headquartered in London, United Kingdom. We also have operational headquarters in Paris, France, and in Houston, Texas, United States.
We are a public limited company incorporated under the laws of England and Wales and our ordinary shares are traded on the NYSE and Euronext Paris, in each case under the symbol “FTI.”
Planned Separation Transaction
On August 26, 2019, we announced that our Board of Directors had unanimously approved a plan to separate our Onshore/Offshore segment and our loading systems and process automation businesses into an independent, publicly traded company. In connection with the planned transaction, we renamed our Onshore/Offshore segment (including our loading systems business that was previously reported in the Surface Technologies segment and our process automation business, Cybernetix, that was previously reported in the Subsea segment) to Technip Energies in the first quarter of 2020.
Due to the COVID-19 pandemic, the sharp decline in commodity prices, and the heightened volatility in global equity markets, on March 15, 2020, we announced the postponement of the completion of the transaction until the markets sufficiently recover. The transaction will be subject to general market conditions, regulatory approvals, consultation of employee representatives, where applicable, and final approval from our Board of Directors.

Historically, we have benefited from our ownership of the Technip Energies business. Prospective investors are cautioned to carefully consider the impact of the planned separation on TechnipFMC prior to making any investment in the Notes offered hereby. Please see “Risk Factors—If we complete the planned separation of the Technip Energies business, we will not be able to rely on the earnings, assets or cash flows of Technip Energies for working capital or other cash requirements, and our ability to service our debt, including the Notes offered hereby, may be adversely affected.”
Recent Developments
COVID-19
Beginning in the first quarter of 2020, we experienced operational impacts as a result of COVID-19. These impacts included supply chain disruptions; productivity declines; and logistics constraints. There has been a resumption of activity from some suppliers, and we expect that other supply chain impacts will subside as regional restrictions are removed, subject to any future deterioration in the global COVID-19 situation. We believe, given the long-cycle nature of our projects, that we will be able to mitigate a majority of the impacts related to supply chain disruption.
Even though many of our locations remained open, we experienced productivity declines as a result of the pandemic. The energy sector was deemed to be an essential business in most countries, which provided us the flexibility to keep offices and manufacturing centers open. We allowed all non-essential personnel to work from home but in some cases we experienced reduced productivity as employees transitioned to the new work environment. We also experienced periodic productivity declines in our manufacturing facilities as employee groups were isolated in the event of exposure to COVID-19.
We also experienced logistics impacts related to the movement of personnel and equipment due to new COVID-19 regulations. Specifically, these impacts included delays in crew changes on vessels due to quarantine periods and limitations on travel to and from points of embarkation.
In addition to these operational impacts, we incurred incremental, direct costs related to voluntary measures implemented to ensure the safety of employees, contractors, suppliers, and clients. We activated a COVID-19 Incident Management Team in order to administer a consistent response throughout our global operations and provide coordinated support to localized events. Specific actions taken by the team included the following:
•	established a thorough Business Continuity Planning process, which included the work from home initiative, when practical, to support continuity of operations;
•
adopted enhanced sanitation practices across all offices and facilities, implemented personal hygiene protocols and measures to restrict non-essential business travel, and restricted non-essential visitors from visiting our offices and facilities;

•
provided personal protective equipment and performed proactive health screening and testing of offshore personnel and required employees to self-quarantine when they may have been exposed to, or shown any symptoms of, COVID-19;

•	collaborated more closely with clients to mitigate COVID-19 impacts in order to advance projects and meet customer requirements, albeit at reduced productivity in some instances; and
•	engaged with critical vendors regarding their own pandemic preparedness plans to minimize the impact to our business operations.
Senior management is continuously monitoring the situation and providing frequent communications to both employees and external clients and partners. Regulatory directives and COVID-19 case management continued to result in the periodic full or partial operational disruption of some of our facilities, vessels and suppliers beyond the first quarter, and we expect some level of disruption to continue in the second half of the year. We cannot assure you that the impact of COVID-19 will not continue to have an adverse effect on our business, results of operations, cash flows, financial condition and access to credit markets, some of which may be significant. For additional information, see “Risk Factors—The COVID-19 pandemic has significantly reduced demand for our products and services, and has had, and may continue to have, an adverse impact on our financial condition, results of operations, and cash flows.”

Issuance of Euro-Denominated Notes
On June 30, 2020, TechnipFMC issued €150,000,000 aggregate principal amount of new 4.500% notes due June 30, 2025 (the “Euro Denominated Notes”) in a transaction exempt from the registration requirements of the Securities Act, in reliance on Regulation S under the Securities Act. On August 4, 2020, TechnipFMC issued an additional €50,000,000 aggregate principal amount of the Euro Denominated Notes (the “Additional Euro Denominated Notes Issuance”).

The Offering
The following summary contains basic information about the Notes. It does not contain all the information that is important to you. For a more complete description of the Notes, please refer to the section of this prospectus supplement entitled “Description of the Notes” and the section of the accompanying prospectus entitled “Description of the Debt Securities,” including those subsections to which we have referred you below.
Issuer
TechnipFMC plc
Notes Offered
U.S. $   aggregate principal amount of   % Senior Notes due 20  , which we refer to as the “Notes.”
Maturity Date
The Notes will mature on   , 20  .
Interest
The Notes will bear interest at   % per annum. Interest will be payable semi-annually on    and    of each year, commencing      , 20  . The interest rate payable on the Notes will be subject to adjustment under the circumstances described in this prospectus supplement under “Description of the Notes—Interest Rate Adjustment.”
Guarantee
The Notes will not be guaranteed by any of TechnipFMC’s subsidiaries.
Minimum Denomination
U.S. $2,000 and integral multiples of U.S. $1,000 in excess thereof.
Optional Redemption
TechnipFMC may redeem some or all of the Notes at any time and from time to time at the redemption prices described in this prospectus supplement, plus accrued and unpaid interest to, but not including, the redemption date. See “Description of the Notes—Optional Redemption.”
Optional Tax Redemption
In the event that, as a result of certain tax law changes, TechnipFMC becomes obligated to pay additional amounts as described under “Description of the Notes—Additional Amounts,” TechnipFMC may redeem the Notes in whole, but not in part, at its option at any time prior to maturity at a redemption price equal to the principal amount of the Notes, plus accrued and unpaid interest to, but not including, the date of redemption as described under “Description of the Notes—Optional Tax Redemption.”
Ranking
The Notes will be senior unsecured obligations of TechnipFMC and will:
•
rank equally in right of payment with all of TechnipFMC’s other existing and future unsubordinated debt, including TechnipFMC’s existing notes and any other series of debt securities issued under the indenture governing the Notes (the “Indenture”);

•
effectively rank junior to any of TechnipFMC’s secured debt, to the extent of the value of the collateral securing that debt, and will be structurally subordinated to all existing and future indebtedness and other liabilities of TechnipFMC’s subsidiaries; and

•	rank senior in right of payment to all of TechnipFMC’s future subordinated debt.

The Notes will be exclusively TechnipFMC’s obligation, and not the obligation of any of TechnipFMC’s subsidiaries. TechnipFMC’s rights and the rights of any holder of the Notes (or other of TechnipFMC’s creditors) to participate in the assets of any subsidiary upon that subsidiary’s liquidation or recapitalization will be subject to the prior claims of the subsidiary’s creditors, except to the extent that TechnipFMC may be a creditor with recognized claims against the subsidiary. See “Description of the Notes—Ranking.”
Change of Control Triggering Event and Technip Energies Transaction Triggering Event
If TechnipFMC experiences a Change of Control Triggering Event or a Technip Energies Transaction Triggering Event, each holder of Notes may require TechnipFMC to purchase some or all of its Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date. See “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event” and “Description of the Notes—Purchase of Notes upon a Technip Energies Transaction Triggering Event.”
Certain Covenants
The Indenture contains covenants that, among other things, limit TechnipFMC’s ability and the ability of its subsidiaries to place liens on TechnipFMC’s principal assets and those of its subsidiaries without securing the Notes equally and ratably with the other indebtedness secured by such liens; engage in certain sale-leaseback transactions; and consolidate or merge with, or sell, convey, transfer or lease all or substantially all of TechnipFMC’s assets to, another entity (other than a Technip Energies Transaction (as defined under “Description of the Notes”)). See “Description of the Notes—Certain Covenants.”
Additional Amounts
All payments made with respect to the Notes will be made without withholding or deduction for or on account of taxes unless required by law. If TechnipFMC is required by law to withhold or deduct taxes with respect to a payment to the holders of the Notes, TechnipFMC will, subject to certain exceptions (including an exception for any U.S. withholding tax), pay the Additional Amounts (as defined under “Description of the Notes”) necessary so that the net amount received by the holders of the Notes after the withholding or deduction is not less than the amount that they would have received in the absence of the withholding or deduction. See “Description of the Notes—Payment of Additional Amounts.”
Use of Proceeds
The net proceeds of the offering will be used for general corporate purposes, which may include the repayment of outstanding debt, including our 0.875% Non-Dilutive Cash Settled Convertible Bonds due 2021 (the “Synthetic Bonds”) and outstanding commercial paper borrowings under our commercial paper program (the “Commercial Paper Program”). See “Use of Proceeds.”

Absence of a Public Market for the Notes
The Notes are new securities and there is currently no existing market for the Notes. Accordingly, there can be no assurances as to the development or liquidity of any market for the Notes.
Form and Delivery
The Notes will be represented by one or more global notes registered in the name of DTC or its nominee. Beneficial interests in the Notes will be evidenced by, and transfers thereof will be effected only through, records maintained by participants in DTC.
Further Issuances
TechnipFMC may, from time to time, without notice to or the consent of the registered holders of the Notes, create and issue additional Notes having the same terms as, and ranking equally and ratably with, any of the outstanding Notes in all respects. See “Description of the Notes—Further Issuances.”
Governing Law
The Indenture and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.
Trustee, Registrar, Paying Agent and Transfer Agent
U.S. Bank National Association

RISK FACTORS
You should carefully consider the risks described below and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, including the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of TechnipFMC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and TechnipFMC’s subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 before making a decision to invest in the Notes. If any of the matters included in the “Risk Factors” sections were to occur, the Company’s business, properties, assets, financial condition, results of operations, cash flows or prospects could be materially adversely affected. Additional risks and uncertainties not currently known to the Company or that the Company currently deems immaterial may also adversely affect the Company’s business and operations.
The COVID-19 pandemic has significantly reduced demand for our products and services, and has had, and may continue to have, an adverse impact on our financial condition, results of operations, and cash flows.
The COVID-19 pandemic, including actions taken by governments and businesses, has resulted in a significant reduction in global economic activity, including increased volatility in global oil and natural gas markets. Measures taken to address and limit the spread of the disease—such as stay-at-home orders, social distancing guidelines, and travel restrictions—have adversely affected the economies and financial markets of many countries. The resulting disruption to our operations, communications, travel, and supply chain may continue or increase in the future, and could limit the ability of our employees, partners, or vendors to operate efficiently or at all, and has had, and is reasonably likely to continue to have, an adverse impact on our financial condition, operating results, and cash flows.
While the full impact of the COVID-19 pandemic is not yet known, we are closely monitoring the effects of the pandemic on commodity demands and on our customers, as well as on our operations and employees. These effects include adverse revenue and net income effects; disruptions to our operations; potential project delays or cancellations; employee impacts from illness, school closures, and other community response measures; and temporary closures of our facilities or the facilities of our customers and suppliers.
COVID-19, and the volatile regional and global economic conditions stemming from the pandemic, could also aggravate the other risk factors that we identified in Part I, Item 1A, “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2019, including but not limited to risks related to the demand for oil and gas, which may not recover immediately. The full extent to which the COVID-19 pandemic will impact our results is unknown and evolving and will depend on various factors and consequences beyond our control, such as the severity, duration, and spread of COVID-19; the success of actions taken by governments and health organizations to combat the disease and treat its effects; decisions by our alliance partners and customers regarding their business plans and capital expenditures; and the extent to which, and the timing of, general economic and operating conditions recover.
Our existing and future debt may limit cash flow available to invest in the ongoing needs of our business and could prevent us from fulfilling our obligations under our outstanding debt, as well as the Notes.
We have substantial existing debt. As of June 30, 2020, our total debt was approximately U.S. $4,507.0 million. We also had capacity under our senior unsecured revolving credit facility with JPMorgan Chase Bank, N.A. (the “Revolving Credit Facility”) to borrow an aggregate amount of U.S. $1,040.5 million, capacity under our senior unsecured revolving credit facility with HSBC France (the “Euro Facility”) to borrow an aggregate amount of €500.0 million and capacity under our bilateral facility to incur up to €100.0 million of additional debt, as well as capacity under our Covid Corporate Financing Facility program (the “CCFF Program”) to issue up to £280.0 million of unsecured paper notes, in each case as of June 30, 2020. We will also have the capacity under the Indenture to incur substantial additional debt. Our level of debt could have important consequences. For example, it could:
•	make it more difficult for us to make payments on our debt;
•
require us to dedicate a substantial portion of our cash flow from operations to the payment of debt service, reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions, distributions and other general corporate purposes;

•	increase our vulnerability to adverse economic or industry conditions;
•	limit our ability to obtain additional financing to enable us to react to changes in our business; or

•	place us at a competitive disadvantage compared to businesses in our industry that have less debt.
Additionally, any failure to meet required payments on our debt or to comply with any covenants in the instruments governing our debt, could result in an event of default under the terms of those instruments. In the event of such default, the holders of such debt could elect to declare all the amounts outstanding under such instruments to be due and payable.
Changes in our credit ratings may adversely affect the value of the Notes.
The ratings assigned to the Notes could be lowered, suspended or withdrawn entirely by the rating agencies if, in each rating agency’s judgment, circumstances warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under review for a downgrade, could affect the market value of the Notes. In particular, the interest rate payable on the Notes is subject to adjustment depending upon the ratings assigned to the Notes, as described under “Description of the Notes—Interest Rate Adjustment.”
We are a holding company and depend on dividends and other distributions from our subsidiaries.
We are a holding company with limited direct operations. Our principal assets are the equity interests that we hold in our subsidiaries. As a result, we depend on dividends and other distributions from our subsidiaries to generate the funds necessary to meet our financial obligations, including the payment of principal and interest on our outstanding indebtedness. Our subsidiaries are legally distinct from us and have no obligation to pay amounts due on our indebtedness or to make funds available for such payment. In addition, our subsidiaries will be permitted under the terms of the Indenture governing the Notes to incur additional indebtedness that may restrict or prohibit the making of distributions, the payment of dividends or the making of loans by such subsidiaries to us. We cannot assure you that the agreements governing the current and future indebtedness of our subsidiaries will permit our subsidiaries to provide us with sufficient dividends, distributions or loans to fund payments on the Notes when due.
If we complete the planned separation of the Technip Energies business, we will not be able to rely on the earnings, assets or cash flows of Technip Energies for working capital or other cash requirements, and our ability to service our debt, including the Notes offered hereby, may be adversely affected.
On August 26, 2019, we announced that our Board of Directors had unanimously approved a plan to separate our Onshore/Offshore segment and our loading systems and process automation businesses into an independent, publicly traded company. In connection with the planned transaction, we renamed our Onshore/Offshore segment (including our loading systems business that was previously reported in the Surface Technologies segment and our process automation business, Cybernetix, that was previously reported in the Subsea segment) to Technip Energies in the first quarter of 2020. Due to the COVID-19 pandemic, the sharp decline in commodity prices, and the heightened volatility in global equity markets, on March 15, 2020, we announced the postponement of the completion of the transaction until the markets sufficiently recover. The transaction will be subject to general market conditions, regulatory approvals, consultation of employee representatives, where applicable, and final approval from our Board of Directors. Following the completion of the planned separation, Technip Energies would be an independent, standalone, publicly traded company. See Note 3 to the consolidated financial statements in our Annual Report on Form 10-K for the year ended December 31, 2019 and Note 2 to the consolidated financial statements in each of our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020.
Historically, we have benefited from our ownership of the Technip Energies business. Following completion of the planned separation, we will not be able to rely on the earnings, assets or cash flow of Technip Energies, and Technip Energies will not provide funds to finance our working capital or other cash requirements. As a result of the planned separation, our ability to service our debt, including the Notes offered hereby, may be adversely affected.
The Indenture will not restrict our ability to consummate the planned separation.
The Notes are structurally subordinated to the obligations of our subsidiaries, which may affect your ability to receive payments on the Notes.
The Notes will be our direct obligations. Our subsidiaries are separate legal entities and have no obligation to pay any amounts due on the Notes or, subject to any existing or future contractual obligations between us and our subsidiaries, to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Our right to participate in any distribution of assets of any subsidiary is subject to the prior claims of the creditors of that subsidiary, except to the extent that we are a creditor of the subsidiary and our claims are recognized. Therefore, the Notes are structurally subordinated to the indebtedness and other obligations of our subsidiaries. As of June 30, 2020, we had approximately U.S. $4,507.0 million of total debt, U.S. $437.4 million of which consisted of indebtedness of our subsidiaries. Our subsidiaries also have obligations that are not considered indebtedness.
The Notes will be effectively subordinated to any of our debt that is secured.
The Notes will be our unsecured obligations and will be effectively subordinated to any secured debt obligations that we may incur in the future to the extent of the value of the assets securing that debt. The effect of this subordination is that if we are involved in a bankruptcy, liquidation, dissolution, reorganization or similar proceeding, or upon a default in payment on, or the acceleration of, any of our secured debt, if any, our assets that secure such debt will be available to pay obligations on the Notes only after all debt under our secured debt, if any, has been paid in full from those assets. Holders of the Notes will participate in any remaining assets ratably with all of our other unsecured and unsubordinated creditors, including trade creditors (although there may be instances under the laws of general application of England and Wales where certain unsecured and unsubordinated indebtedness would be preferred). We may not have sufficient assets remaining to pay amounts due on any or all of the Notes then outstanding. See “Description of the Notes.”
An increase in market interest rates could result in a decrease in the value of the Notes.
In general, as market interest rates rise, notes bearing interest at a fixed rate decline in value because the premium, if any, over market interest rates will decline. Consequently, if you purchase the Notes and market interest rates increase, the market values of the Notes may decline. We cannot predict the future level of market interest rates.
Active trading markets for the Notes may not develop.
The Notes are new issues of securities with no established trading market. We intend to apply to list the Notes on the Euro MTF Market of the Luxembourg Stock Exchange or another “recognized stock exchange” for purposes of Section 1005 of the U.K. Income Tax Act 2007. However, there can be no assurance that a trading market for the Notes will ever develop or will be maintained. If a trading market does not develop or is not maintained, you may find it difficult or impossible to resell the Notes. Further, there can be no assurance as to the liquidity of any market that may develop for the Notes, your ability to sell such Notes or the price at which you will be able to sell the Notes. Future trading prices of the Notes will depend on many factors, including prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the Notes and the markets for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:
•	the time remaining to the maturity of the Notes;
•	the outstanding amount of the Notes;
•	the terms related to optional redemption of the Notes; and
•	the level, direction and volatility of market interest rates generally.
Although we will agree in the Indenture to use commercially reasonable efforts to have the Notes listed and admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange within a reasonable period after the issue date of the Notes and to maintain such listing as long as the Notes are outstanding, we cannot assure you that the Notes will become or remain listed. If we are unable to or can no longer maintain the listing on the Luxembourg Stock Exchange or it becomes unduly burdensome to make or maintain such listing, we may cease to make or maintain such listing on the Luxembourg Stock Exchange, provided that we will use commercially reasonable efforts to obtain and maintain the listing of the Notes on another stock exchange although there can be no assurance that we will be able to do so. Although no assurance is made as to the liquidity of the Notes as a result of listing on the Luxembourg Stock Exchange or another recognized listing exchange for issuers, failure to be approved for listing or the delisting of the Notes from the Luxembourg Stock Exchange or another listing exchange may have a material adverse effect on a holder’s ability to resell Notes in the secondary market.

The laws of England and Wales differ from U.S. law and may afford less protection to holders of the Notes.
It may not be possible to effect service of process within the United States on us or to enforce court judgments obtained in the United States against us in England based on the civil liability provisions of the U.S. federal or state securities laws. Awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in England. Investors may also have difficulties enforcing, in original actions brought in jurisdictions outside the United States, liabilities under the U.S. securities laws.
In addition, there is some uncertainty as to whether the courts of England would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liability provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. We have been advised that the United States currently does not have a treaty with England and Wales providing for the reciprocal recognition and enforcement of judgments in civil and commercial matters. Therefore, a final judgment for the payment of money rendered by any U.S. federal or state court based on civil liability, whether or not based solely on U.S. federal or state securities laws, would not be directly enforceable in England. Such a judgment would have to be enforced in England through common law rules, and this process is subject to numerous established principles and would involve the commencement of a new set of proceedings in England.
The application of Section 7874 of the Code and/or changes in law could affect our status as a foreign corporation for U.S. federal income tax purposes.
We believe that, under current law, we should be treated as a foreign corporation for U.S. federal income tax purposes. However, the U.S. Internal Revenue Service (the “IRS”) may assert that we should be treated as a domestic corporation for U.S. federal income tax purposes pursuant to Section 7874 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”). Under Section 7874 of the Code, the Treasury regulations promulgated thereunder and the official interpretations thereof as set forth in published guidance by the IRS, unless we have satisfied the Substantial Business Activities Exception (defined below), we would be treated as a domestic corporation (that is, as a U.S. tax resident) for U.S. federal income tax purposes if the percentage (by vote or value) of TechnipFMC shares considered to be held by former holders of the shares of common stock of FMCTI (“FMCTI Shares”) after the Mergers by reason of holding FMCTI Shares for purposes of Section 7874 (the “Section 7874 Percentage”) is (i) 60% or more (if the Third Country Rule (defined below) applies) or (ii) 80% or more (if the Third Country Rule does not apply).
In order for us to satisfy the “Substantial Business Activities Exception,” at least 25% of the employees (by headcount and compensation), real and tangible assets and gross income of our expanded affiliated group must be based, located and derived, respectively, in the United Kingdom. The Substantial Business Activities Exception is not expected to be satisfied. In addition, the IRS and U.S. Department of the Treasury have issued a rule that generally provides in situations such as ours that if (i) there is an acquisition of a domestic company by a foreign company in which the Section 7874 Percentage is at least 60%, and (ii) in a related acquisition, such foreign acquiring company acquires another foreign corporation and the foreign acquiring company is not subject to tax as a resident in the foreign country in which the acquired foreign corporation was subject to tax as a resident prior to the transactions, then the foreign acquiring company will be treated as a domestic company for U.S. federal income tax purposes (the “Third Country Rule”). Because we are a tax resident in the United Kingdom and not a tax resident in France as Technip was, we expect that we would be treated as a domestic corporation for U.S. federal income tax purposes under the Third Country Rule if the Section 7874 Percentage were at least 60%.
We believe that the percentage (by vote or value) of TechnipFMC shares considered to be held by former holders of FMCTI Shares after the Mergers by reason of holding FMCTI Shares was less than 60%, and thus the Section 7874 Percentage is expected to be less than 60% such that the Third Country Rule is not expected to apply to us. As a result, under current law, we are expected to be treated as a foreign corporation for U.S. federal income tax purposes. However, there can be no assurance that there will not be a change in law, including with retroactive effect, which might cause us to be treated as a domestic corporation for U.S. federal income tax purposes. Further, we cannot assure you that the IRS will agree with our position and/or would not successfully challenge our status as a foreign corporation. If there were a change in law that caused us to be treated as a domestic corporation or the IRS successfully challenged our status as a foreign corporation, significant adverse tax consequences would result for us, and U.S. tax withholding may apply to payments made to non-U.S. investors with respect to the Notes unless certain requirements are met.

We may choose to redeem the Notes prior to maturity.
We may redeem some or all of the Notes at any time. See “Description of the Notes—Optional Redemption.” In addition, we may redeem the notes at any time at 100% of their principal amount, plus accrued and unpaid interest to, but not including, the redemption date upon the occurrence of certain tax events. See “Description of the Notes—Optional Tax Redemption.” If prevailing interest rates are lower at the time of redemption, you may not be able to reinvest the redemption proceeds in a comparable security at an interest rate as high as the interest rate of the Notes being redeemed.
The Indenture will not restrict the amount of additional debt that we and our subsidiaries may incur and the credit facility permits us and our subsidiaries to incur substantial additional debt.
The Indenture will not place any limitation on the amount of unsecured debt that we may incur and our Revolving Credit Facility permits us and our subsidiaries to incur substantial additional debt. Our incurrence of additional debt, and the incurrence of additional debt by any of our subsidiaries, may have important consequences for you as a holder of the Notes, including making it more difficult for us to satisfy our obligations with respect to the Notes, a loss in the market value of your notes and a risk that the credit rating of the Notes is lowered or withdrawn.
We may not be able to repurchase the notes upon a Change of Control Triggering Event or a Technip Energies Transaction Triggering Event.
As described under “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event” and “Description of the Notes—Purchase of Notes upon a Technip Energies Transaction Triggering Event,” upon the occurrence of a Change of Control Triggering Event or a Technip Energies Transaction Triggering Event, TechnipFMC will be required to offer to repurchase all outstanding Notes at 101% of their principal amount plus accrued and unpaid interest, if any, to, but not including, the date of repurchase. In the case of a Change of Control Triggering Event or a Technip Energies Transaction Triggering Event, the source of funds for any purchase of the Notes will be TechnipFMC’s available cash or cash generated from TechnipFMC’s subsidiaries’ operations or other sources, including borrowings, sales of assets or sales of equity. TechnipFMC may not be able to repurchase the Notes upon a Change of Control Triggering Event or a Technip Energies Transaction Triggering Event because it may not have sufficient financial resources to purchase all of the Notes that are tendered upon such event. Further, TechnipFMC may be contractually restricted under the terms of other debt it may incur in the future from repurchasing all of the Notes tendered by holders upon a Change of Control Triggering Event or a Technip Energies Transaction Triggering Event. Accordingly, TechnipFMC may not be able to satisfy its obligations to purchase the Notes unless it is able to refinance or obtain waivers under such other indebtedness. Such failure to repurchase any tendered Notes upon a Change of Control Triggering Event or a Technip Energies Transaction Triggering Event would cause a default under the Indenture. Certain of our private placement notes provide that a change of control that results in a downgrade below investment grade will permit the holders of the notes to redeem them at their sole discretion. Any of our future debt agreements may contain similar provisions. We intend to take the position that such potential repurchase does not cause the Notes to be treated as “contingent payment debt instruments” as described in “Certain U.S. Federal Income Tax Considerations—Additional Payments.”
The definition of Change of Control in the Indenture includes a phrase relating to the sale of “all or substantially all” of the assets of TechnipFMC. There is no precise established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of Notes to require TechnipFMC to repurchase its Notes as a result of a sale of less than all of the assets of TechnipFMC to another person may be uncertain. In addition, some important corporate events, such as leveraged recapitalizations or the sale of TechnipFMC to a public company that does not have a majority shareholder, may not, under the Indenture, constitute a Change of Control that would require TechnipFMC to repurchase the Notes, even though those corporate events could increase the level of its indebtedness or otherwise adversely affect its capital structure, credit ratings or the value of the Notes. See “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event.”
You may be unable to recover in civil proceedings for U.S. securities laws violations.
We are organized under the laws of England and Wales. Many of our assets are located outside the United States. In addition, most of the members of our board of directors and our officers are residents of countries other than the United States. As a result, it may be impossible for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. securities laws. In addition, we cannot assure you that civil liabilities predicated upon the federal securities laws of the United States will be enforceable in the England. See “Enforceability of Civil Liabilities.”
Your rights under the Notes may be limited by laws in various jurisdictions, including fraudulent conveyance and insolvency laws.
If we are unable to pay our indebtedness we may become subject to bankruptcy, insolvency, liquidation, winding up or similar proceedings in England. The bankruptcy or insolvency laws of England and Wales currently in effect may be significantly different from, and may be less favorable to creditors than, those of certain other jurisdictions. Holders of the Notes may have limited voting rights at creditors’ meetings in the context of a court reorganization proceeding.
The Notes may not become, or remain, listed on the Luxembourg Stock Exchange.
Although an application will be for the Notes to be listed on the Official List of the Luxembourg Stock Exchange and admitted to trading on the Euro MTF Market of the Luxembourg Stock Exchange within a reasonable period after the Issue Date, there can be no assurance that the Notes will be listed or that such listing will be maintained. Although no assurance is made as to the liquidity of the Notes as a result of the listing, failure to be approved for listing or the delisting (whether or not for an alternative admission to listing on another stock exchange) of the Notes from the Official List of the Luxembourg Stock Exchange may have a material adverse effect on a holder’s ability to resell the Notes in the secondary market. The Indenture will require that we expend commercially reasonable efforts to obtain and maintain a listing, but does not require that we guarantee a listing at any cost.
Risks Relating to the Business of TechnipFMC
For additional information on risks relating to the business of TechnipFMC, see “Risk Factors” in Part I, Item 1A of TechnipFMC’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on March 3, 2020 (incorporated by reference herein) and “Item 1A. Risk Factors” in TechnipFMC’s subsequent Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020 filed with the SEC on May 4, 2020 and July 31, 2020, respectively, each of which is incorporated by reference herein and can be obtained at the Internet website maintained by the SEC at www.sec.gov.

USE OF PROCEEDS
We estimate that the net proceeds (after deducting the underwriting discount and the estimated expenses of the offering payable by us) from the sale of the Notes will be approximately U.S. $    . The net proceeds of the offering will be used for general corporate purposes, which may include the repayment of outstanding debt, including our Synthetic Bonds and outstanding commercial paper borrowings under the Commercial Paper Program.
As of June 30, 2020, we had approximately U.S. $496.7 million aggregate principal amount of our Synthetic Bonds outstanding, with an interest rate of 0.875%. The Synthetic Bonds mature on January 25, 2021.
As of June 30, 2020, we had approximately U.S. $1,459.5 million in outstanding commercial paper borrowings under the Commercial Paper Program with a weighted average interest rate of 2.05% and a weighted average maturity date of 60 days on the U.S. dollar-denominated borrowings and a weighted average interest rate of 0.06% and a weighted average maturity date of 214 days on the Euro-denominated borrowings.
Affiliates of certain of the underwriters may hold our outstanding debt, which may be repaid with the net proceeds from this offering and, accordingly, may receive a portion of such proceeds. See “Underwriting.”

CAPITALIZATION
The following table sets forth TechnipFMC’s unaudited cash and cash equivalents and capitalization as of June 30, 2020 on an actual basis and as adjusted to give effect to (i) the Additional Euro Denominated Notes Issuance, (ii) the sale of the Notes in this offering and the use of proceeds therefrom and (iii) the repayment of our 5.00% 2010 private placement notes due 2020.
This table should be read in conjunction with TechnipFMC’s audited consolidated financial statements and the related notes as reported in TechnipFMC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and TechnipFMC’s unaudited consolidated financial statements and the related notes as reported in TechnipFMC’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2020, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Incorporation of Documents by Reference.”
	As of June 30, 2020
	Actual	As Adjusted
	(U.S. dollars in millions)
Cash and cash equivalents	$4,809.5	$
Long-term debt
Revolving Credit Facility(1)	—	—
Euro Facility(2)	—	—
Bilateral credit facilities(3)	—	—
Commercial paper(4)	$1,851.1	$
Synthetic bonds due 2021	496.7
% Senior Notes due 20 offered hereby	—
3.45% Senior Notes due 2022	500.0	500.0
5.00% 2010 private placement notes due 2020(5)	223.9	—
3.40% 2012 private placement notes due 2022	167.9	167.9
3.15% 2013 private placement notes due 2023	145.5	145.5
3.15% 2013 private placement notes due 2023	139.9	139.9
4.50% 2020 private placement notes due 2025(6)	167.9	226.7
4.00% 2012 private placement notes due 2027	84.0	84.0
4.00% 2012 private placement notes due 2032	111.8	111.8
3.75% 2013 private placement notes due 2033	111.8	111.8
Bank borrowings(7)	477.1	477.1
Other	41.2	41.2
Unamortized issuing fees	(11.8)	(11.8)
Total debt	4,507.0
Less: current borrowings	524.1
Total long-term debt	3,982.9
Total TechnipFMC stockholders’ equity	$4,141.1	$4,141.1
Non-controlling interests	34.5	34.5
Total stockholders’ equity	$4,175.6	$4,175.6
Total capitalization	$8,648.1	$
(1)	As of August 10, 2020, we had no outstanding borrowings under our Revolving Credit Facility.
(2)	As of August 10, 2020, we had no outstanding borrowings under our Euro Facility.
(3)	As of August 10, 2020, we had no outstanding borrowings under our bilateral facilities.

(4)
Includes borrowings under the CCFF Program and the Commercial Paper Program. As of August 10, 2020, we had $785.3 million in outstanding commercial paper borrowings under the CCFF Program and U.S. $1,177.5 million in outstanding commercial paper borrowings under the Commercial Paper Program.

(5)	On July 27, 2020, TechnipFMC repaid in full the 5.00% 2010 private placement notes due 2020.
(6)
On June 30, 2020, TechnipFMC issued €150,000,000 aggregate principal amount of Euro Denominated Notes in a transaction exempt from the registration requirements of the Securities Act, in reliance on Regulation S under the Securities Act. On August 4, 2020, TechnipFMC issued an additional €50,000,000 aggregate principal amount of the Euro Denominated Notes.

(7)	Consists of a $174.0 million term loan and $303.1 million of outstanding borrowings under foreign committed credit lines.

DESCRIPTION OF THE NOTES
The Notes will be issued pursuant to that certain Indenture, dated as of March 29, 2017, between TechnipFMC, as issuer, and U.S. Bank National Association, as the Trustee, together with a supplement thereto (as supplemented, the “Indenture”). The terms of the Notes include those stated in the Indenture and the form of Notes, as well as those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The Notes will constitute senior debt securities issued under the indenture.
Because this section is a summary, it does not describe every aspect of the Indenture or the Notes. This summary is subject to and qualified in its entirety by reference to all of the provisions of the Indenture, including definitions of certain terms used in the Indenture, and the Notes. You should read the Indenture and the Notes because they contain additional information and they, and not this description, define your rights as a holder of the Notes. Additionally, copies of the Indenture and forms of the Notes are available without charge upon request to us at the address provided under “Where You Can Find More Information.” For purposes of this section, references to “TechnipFMC,” “we,” “us” or “our” include only TechnipFMC plc and not any of its subsidiaries.
General
We will initially issue up to $   aggregate principal amount of the Notes. The Notes will mature on   , 20  .
The Notes will accrue interest at a rate per annum equal to   %, except as otherwise provided below under “—Interest Rate Adjustment,” payable semi-annually in arrears on    and    of each year commencing on    , 20   to the persons in whose names the Notes are registered at the close of business on    and    , respectively, preceding the interest payment date. Interest on the Notes will be paid on the basis of a 360-day year consisting of twelve 30-day months.
Interest on the Notes will accrue from the last interest payment date on which interest was paid or duly provided for with respect to the Notes, or, if no interest has been paid or duly provided for, from the date of their original issuance.
If any interest payment date, stated maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day and no interest will accrue for the period from and after such interest payment date, stated maturity date or redemption date.
The Notes will be issued in fully registered form only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.
We may, without the consent of the holders of the Notes, increase the principal amount of the Notes in the future, on the same terms and conditions, other than the public offering price, original interest accrual date and initial interest payment date, and with the same CUSIP number as the Notes; provided, that if any such additional notes are not fungible with the Notes for U.S. federal income tax purposes, they will be issued under a separate CUSIP number. The Notes and any new notes of such series subsequently issued under the Indenture will be treated as a single series or class for all purposes under the Indenture, including, without limitation, waivers, amendments and redemptions.
The Indenture does not limit the amount of unsecured debt that we or any of our subsidiaries may issue. We may issue additional debt securities under the Indenture from time to time in one or more series, each in an amount authorized prior to issuance. Other than the restrictions contained in the Indenture on liens and sale/leaseback transactions described below under “—Certain Covenants,” the Indenture does not contain any covenants or other provisions designed to protect holders of the debt securities in the event that we participate in a highly leveraged transaction. In addition, the Indenture does not limit our ability to guarantee any indebtedness of our subsidiaries or any other person.
TechnipFMC intends to apply to list the Notes on the Official List of the Luxembourg Stock Exchange (the “Luxembourg Stock Exchange”) for trading on the Euro MTF Market. Such listing may occur shortly after the issuance of the Notes.

Interest Rate Adjustment
The interest rate payable on the Notes will be subject to adjustment from time to time if either Moody’s or S&P (or, in either case, a Substitute Rating Agency) downgrades (or downgrades and subsequently upgrades) its rating assigned to the Notes, as set forth below.
If the rating of the Notes from one or both of Moody’s or S&P (or, if applicable, any Substitute Rating Agency) is decreased to a rating set forth in either of the immediately following tables, the interest rate on the Notes will increase from the interest rate set forth on the cover page of this prospectus supplement by an amount equal to the sum of the percentages per annum set forth in the following tables opposite those ratings:
Moody’s Rating*	Percentage
Ba1	0.25%
Ba2	0.50%
Ba3	0.75%
B1 or below	1.00%
S&P Rating*	Percentage
BB+	0.25%
BB	0.50%
BB-	0.75%
B+ or below	1.00%
*	Including the equivalent ratings of any Substitute Rating Agency.
For purposes of making adjustments to the interest rate on the Notes, the following rules of interpretation will apply:
(1)
if at any time less than two Rating Agencies provide a rating on the Notes for reasons not within TechnipFMC’s control, (i) TechnipFMC will use commercially reasonable efforts to obtain a rating on the Notes from a Substitute Rating Agency for purposes of determining any increase or decrease in the interest rate on the Notes pursuant to the tables above, (ii) such Substitute Rating Agency will be substituted for the last Rating Agency (or other Substitute Rating Agency, if applicable) to provide a rating on the Notes but which has since ceased to provide such rating, (iii) the relative ratings scale used by such Substitute Rating Agency to assign ratings to senior unsecured debt will be determined in good faith by an independent investment banking institution of national standing appointed by TechnipFMC and, for purposes of determining the applicable ratings included in the applicable table above with respect to such Substitute Rating Agency, such ratings shall be deemed to be the equivalent ratings used by Moody’s or S&P, as applicable, in such table, and (iv) the interest rate on the Notes will increase or decrease, as the case may be, such that the interest rate equals the interest rate with respect to the Notes set forth on the cover page of this prospectus supplement plus the appropriate percentage, if any, set forth opposite the rating from such Substitute Rating Agency in the applicable table above (taking into account the provisions of clause (iii) above) (plus any applicable percentage resulting from a decreased rating by the other Rating Agency (or Substitute Rating Agency, if applicable));

(2)
for so long as only one Rating Agency (or Substitute Rating Agency, if applicable) provides a rating on the Notes, any increase or decrease in the interest rate on the Notes necessitated by a reduction or increase in the rating by that Rating Agency (or Substitute Rating Agency, if applicable) shall be twice the applicable percentage set forth in the applicable table above;

(3)
if both Rating Agencies cease to provide a rating of the Notes for any reason, and no Substitute Rating Agency has provided a rating on the Notes, the interest rate on the Notes will increase to, or remain at, as the case may be, 2.00% per annum above the interest rate with respect to the Notes set forth on the cover page of this prospectus supplement;

(4)
if Moody’s or S&P ceases to rate the Notes or make a rating of the Notes publicly available for reasons within TechnipFMC’s control, TechnipFMC will not be entitled to obtain a rating from a Substitute Rating Agency therefor and the increase or decrease in the interest rate on the Notes shall be determined in the manner described above as if either only one or no Rating Agency provides a rating on the Notes, as the case may be;

(5)
each interest rate adjustment required by any decrease or increase in a rating as set forth above, whether occasioned by the action of Moody’s or S&P (or, in either case, any Substitute Rating Agency), shall be made independently of (and in addition to) any and all other interest rate adjustments occasioned by the action of the other Rating Agency (or Substitute Rating Agency, if applicable);

(6)
in no event will (i) the interest rate on the Notes be reduced to below the interest rate on the Notes at the time of issuance or (ii) the total increase in the interest rate on the Notes exceed 2.00% above the interest rate payable on the Notes on the date of their initial issuance; and

(7)	subject to clauses (3) and (4) above, no adjustment in the interest rate on the Notes shall be made solely as a result of a Rating Agency ceasing to provide a rating of the Notes.
If at any time the interest rate on the Notes has been adjusted upward and either of the Rating Agencies subsequently increases its rating of the Notes, the interest rate on the Notes will again be adjusted (and decreased, if appropriate) such that the interest rate on the Notes equals the original interest rate payable on the Notes prior to any adjustment plus (if applicable) an amount equal to the sum of the percentages per annum set forth opposite the ratings in the tables above with respect to the ratings assigned to the Notes (or deemed assigned) at that time, all calculated in accordance with the rules of interpretation set forth above. If Moody’s or any Substitute Rating Agency subsequently increases its rating on the Notes to “Baa3” (or its equivalent if with respect to any Substitute Rating Agency) or higher and S&P or any Substitute Rating Agency subsequently increases its rating on the Notes to “BBB-” (or its equivalent if with respect to any Substitute Rating Agency) or higher, the interest rate on the Notes will be decreased to the interest rate with respect to the Notes set forth on the cover page of this prospectus supplement.
In addition, the interest rate on the Notes will permanently cease to be subject to any adjustment described above (notwithstanding any subsequent downgrade in the ratings by either or both rating agencies) if the Notes become rated “A-” (or its equivalent if with respect to any Substitute Rating Agency) by Moody’s or any Substitute Rating Agency therefor and “A3” (or its equivalent if with respect to any Substitute Rating Agency) or higher by S&P or any Substitute Rating Agency therefor (or one of these ratings if the Notes are only rated by one Rating Agency).
Any interest rate increase or decrease described above will take effect from the first day of the interest period following the period in which a rating change occurs requiring an adjustment in the interest rate. If either Rating Agency (or Substitute Rating Agency, if applicable) changes its rating of the Notes more than once during any particular interest period, the last such change by such Rating Agency (or Substitute Rating Agency, if applicable) to occur will control in the event of a conflict for purposes of any increase or decrease in the interest rate with respect to the Notes.
If the interest rate on the Notes is increased as described above, the term “interest,” as used with respect to the Notes, will be deemed to include any such additional interest unless the context otherwise requires.
The interest rate and the amount of interest payable on the Notes will be determined and calculated by us.
See “Risk Factors—Changes in our credit ratings may adversely affect the value of the Notes.”
Purchase of Notes upon a Change of Control Triggering Event
If a Change of Control Triggering Event occurs, unless TechnipFMC has previously or concurrently exercised its right to redeem all of the Notes as described under “—Optional Redemption” or “—Optional Tax Redemption,” TechnipFMC will be required to offer to (a “Change of Control Offer”), and each holder of Notes will have the right to require TechnipFMC to, repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, TechnipFMC will offer a cash payment (a “Change of Control Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of settlement (the “Change of

Control Settlement Date”), subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Change of Control Settlement Date. Unless TechnipFMC has previously or concurrently exercised its right to redeem all of the Notes as described under “—Optional Redemption” or “—Optional Tax Redemption,” TechnipFMC will deliver, within 30 days following any Change of Control Triggering Event or, at TechnipFMC’s option, prior to any Change of Control, but after public announcement of the transaction that constitutes or may constitute a Change of Control, a notice to each holder of Notes and the trustee describing the transaction or transactions and the ratings decline that together constitute the Change of Control Triggering Event and offer to repurchase Notes as of the Change of Control Settlement Date specified in such notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.
TechnipFMC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Triggering Event provisions of the Indenture, TechnipFMC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Triggering Event provisions of the Indenture by virtue of such compliance.
Promptly following the expiration of the Change of Control Offer, TechnipFMC will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Change of Control Offer. Promptly thereafter on or before the Change of Control Settlement Date, TechnipFMC will:
•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and
•
deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by TechnipFMC.

On the Change of Control Settlement Date, the paying agent will mail to each holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided, however, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.
The occurrence of certain of the events that constitute a change of control would constitute an event of default under certain of the agreements governing the outstanding indebtedness of TechnipFMC, entitling the holders or lenders of such indebtedness to, among other things, accelerate the maturity of the indebtedness outstanding under the applicable agreement. Any future credit agreements, term loans or other agreements relating to indebtedness to which TechnipFMC becomes a party may contain similar restrictions and provisions. The Indenture will provide that, prior to complying with any of the provisions of this covenant, but in any event no later than the Change of Control Settlement Date, TechnipFMC must either repay all of its other outstanding Indebtedness that may be violated by a payment to the holders of Notes under a Change of Control Offer or obtain the requisite consents, if any, under the applicable agreements governing such indebtedness to permit the repurchase of Notes required by this covenant.
The provisions described above that require TechnipFMC to make a Change of Control Offer following a Change of Control Triggering Event will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control Triggering Event, the Indenture does not contain provisions that permit the holders of the Notes to require that TechnipFMC repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.
TechnipFMC will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by TechnipFMC and purchases all Notes properly tendered and not withdrawn under the Change of Control Offer.

Notwithstanding anything to the contrary contained in the Indenture, a Change of Control Offer may be made in advance of a Change of Control Triggering Event, and conditioned upon the consummation of such Change of Control Triggering Event if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.
The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of TechnipFMC and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require TechnipFMC to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the properties or assets of TechnipFMC and its Subsidiaries taken as a whole to another Person or group may be uncertain.
In the event that, upon consummation of a Change of Control Offer, less than 10% in aggregate principal amount of the Notes (including additional Notes, if any) that were originally issued are held by holders other than TechnipFMC or its affiliates, TechnipFMC will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment price, as applicable, plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes that remain outstanding, to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).
Purchase of Notes upon a Technip Energies Transaction Triggering Event
If a Technip Energies Transaction Triggering Event occurs, unless TechnipFMC has previously or concurrently exercised its right to redeem all of the Notes as described under “—Optional Redemption” or “—Optional Tax Redemption” or has previously made a Technip Energies Transaction Offer or has concurrently made a Change of Control Offer, TechnipFMC will be required to offer to (a “Technip Energies Transaction Offer”), and each holder of Notes will have the right to require TechnipFMC to, repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess of $2,000) of that holder’s Notes pursuant to a Technip Energies Transaction Offer on the terms set forth in the Indenture. In the Technip Energies Transaction Offer, TechnipFMC will offer a cash payment (a “Technip Energies Transaction Payment”) equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased, to, but excluding, the date of settlement (the “Technip Energies Transaction Settlement Date”), subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the Technip Energies Transaction Settlement Date. Unless TechnipFMC has previously or concurrently exercised its right to redeem all of the Notes as described under “—Optional Redemption” or “—Optional Tax Redemption,” TechnipFMC will deliver, within 30 days following any Technip Energies Transaction Triggering Event, a notice to each holder of Notes and the trustee describing the transaction or transactions and the ratings decline that together constitute the Technip Energies Transaction Triggering Event and offer to repurchase Notes as of the Technip Energies Transaction Settlement Date specified in such notice, which date will be no earlier than 15 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice.
TechnipFMC will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Technip Energies Transaction Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Technip Energies Transaction Triggering Event provisions of the Indenture, TechnipFMC will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Technip Energies Transaction Triggering Event provisions of the Indenture by virtue of such compliance.

Promptly following the expiration of the Technip Energies Transaction Offer, TechnipFMC will, to the extent lawful, accept for payment all Notes or portions of Notes properly tendered and not withdrawn pursuant to the Technip Energies Transaction Offer. Promptly thereafter on or before the Technip Energies Transaction Settlement Date, TechnipFMC will:
•	deposit with the paying agent an amount equal to the Technip Energies Transaction Payment in respect of all Notes or portions of Notes properly tendered; and
•
deliver or cause to be delivered to the trustee the Notes properly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased by TechnipFMC.

On the Technip Energies Transaction Settlement Date, the paying agent will mail to each holder of Notes properly tendered the Technip Energies Transaction Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of DTC), and the trustee will authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unrepurchased portion of the Notes surrendered, if any; provided, however, that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess of $2,000.
The occurrence of certain of the events that constitute a Technip Energies Transaction may constitute an event of default under certain of the agreements governing the outstanding indebtedness of TechnipFMC, entitling the holders or lenders of such indebtedness to, among other things, accelerate the maturity of the indebtedness outstanding under the applicable agreement. Any future credit agreements, term loans or other agreements relating to indebtedness to which TechnipFMC becomes a party may contain similar restrictions and provisions. The Indenture will provide that, prior to complying with any of the provisions of this covenant, but in any event no later than the Technip Energies Transaction Settlement Date, TechnipFMC must either repay all of its other outstanding Indebtedness that may be violated by a payment to the holders of Notes under a Technip Energies Transaction Offer or obtain the requisite consents, if any, under the applicable agreements governing such indebtedness to permit the repurchase of Notes required by this covenant.
The provisions described above that require TechnipFMC to make a Technip Energies Transaction Offer following a Technip Energies Transaction Triggering Event will be applicable whether or not any other provisions of the Indenture are applicable.
Notwithstanding anything to the contrary contained in the Indenture, a Technip Energies Transaction Offer may be made in advance of a Technip Energies Transaction Triggering Event, and conditioned upon the consummation of such Technip Energies Transaction Triggering Event if the Notes have below an Investment Grade Rating from any two Rating Agencies (and/or Substitute Rating Agencies, if applicable) at the time the Technip Energies Transaction Offer is made.
In the event that, upon consummation of a Technip Energies Transaction Offer, less than 10% in aggregate principal amount of the Notes (including additional Notes, if any) that were originally issued are held by holders other than TechnipFMC or its affiliates, TechnipFMC will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Technip Energies Transaction Offer described above, to redeem all of the Notes that remain outstanding following such purchase at a redemption price equal to the Technip Energies Transaction Payment price, as applicable, plus, to the extent not included in the Technip Energies Transaction Payment, accrued and unpaid interest on the Notes that remain outstanding, to, but excluding, the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).
For the avoidance of doubt, in the event that, upon consummation of a Technip Energies Transaction Offer, any Notes remain outstanding, TechnipFMC shall not be required to make any additional Technip Energies Transaction Offer upon the occurrence of a subsequent Technip Energies Transaction Triggering Event.

Optional Redemption
At any time prior to    , 20  (the date that is one month prior to the maturity date of the Notes) (the “Par Call Date”), we may redeem some or all of the Notes at a redemption price equal to the greater of:
(1)	100% of the principal amount of the Notes being redeemed; and
(2)
the sum of the present values of the remaining scheduled payments of principal and interest (assuming, for this purpose, such Notes mature on the Par Call Date) in respect of the Notes being redeemed (exclusive of interest accrued to the date of redemption) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus   basis points.

plus, in either case, accrued and unpaid interest to, but not including, the redemption date.
We may redeem the Notes on or after the Par Call Date at a redemption price equal to 100% of the principal amount of the Notes redeemed, plus accrued and unpaid interest to, but not including, the redemption date.
“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term (assuming, for this purpose, such Notes mature on the Par Call Date) of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes to be redeemed.
“Comparable Treasury Price” means, with respect to any redemption date, the average of the Reference Treasury Dealer Quotations applicable to such redemption date.
“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the trustee after consultation with us.
“Reference Treasury Dealer” means each of BofA Securities, Inc. and J.P. Morgan Securities LLC or their respective affiliates which are primary U.S. government securities dealers in the United States (a “Primary Treasury Dealer”), and their respective successors; provided, however, that if any of the foregoing and its affiliates and subsidiaries shall not be a Primary Treasury Dealer at the appropriate time, we shall substitute therefor another Primary Treasury Dealer.
“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the second business day preceding such redemption date.
“Treasury Rate” means, with respect to any redemption date applicable to the Notes, the rate per annum equal to the semiannual equivalent yield to maturity (computed by us as of the second business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.
Unless we default in payment of the redemption price, on and after any redemption date, interest will cease to accrue on the Notes called for redemption. We are required to deposit with a paying agent, no later than any redemption date, money sufficient to pay the redemption price of the Notes to be redeemed on such date, plus accrued and unpaid interest to, but not including, the redemption date. If we are redeeming less than all the Notes, the trustee must select the applicable Notes to be redeemed by such method as the trustee deems fair and appropriate. The trustee may select for partial redemption Notes and portions of Notes in amounts equal to $2,000 or any integral multiple of $1,000 in excess thereof.
We will cause a notice of redemption to be mailed (or otherwise delivered in accordance with the procedures of the depositary) at least 15 days but not more than 60 days before the redemption date to each registered holder of the Notes to be redeemed.

Open Market Purchases
TechnipFMC or any of its affiliates may at any time and from time to time purchase Notes in the open market or otherwise.
Sinking Fund
We are not required to make mandatory redemption or sinking fund payments with respect to the Notes nor are we required to repurchase the Notes at the option of the holders.
Ranking
The Notes:
•	will be our unsecured senior obligations;
•	will rank equally in right of payment with all of our other existing and future unsubordinated debt, including our existing notes and any other series of debt securities issued under the Indenture;
•
will effectively rank junior to any of our secured debt, to the extent of the collateral securing that debt, and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries; and

•	rank senior in right of payment to all of our future subordinated debt.
Subject to the exceptions, and subject to compliance with the applicable requirements, set forth therein, we may discharge our obligations under the Indenture.
TechnipFMC is a holding company and derives substantially all of its operating income from, and holds substantially all of its assets through, its subsidiaries. As a result, it depends on distributions of cash flow and earnings from its subsidiaries in order to meet its payment obligations under the Notes and its other debt obligations. These subsidiaries are separate and distinct legal entities and will have no obligation to pay any amounts due on such debt securities, including the Notes, or to provide TechnipFMC with funds for its payment obligations, whether by dividends, distributions, loans or otherwise. As a result, the Notes will effectively rank junior to the liabilities of the issuer’s subsidiaries, including trade payables. In addition, provisions of applicable law, such as those limiting the legal sources of dividends, could limit the ability of such subsidiaries to make payments or other distributions to TechnipFMC and such subsidiaries could agree to contractual restrictions on their ability to make distributions.
As of June 30, 2020, after giving effect to the issuance of the Notes, TechnipFMC’s total debt would have been $   billion.
Payment of Additional Amounts
Payments made by TechnipFMC or a paying agent, as applicable, on the Notes will be made free and clear of and without withholding or deduction for or on account of any present or future income, stamp or other tax, duty, levy, impost, assessment or other similar governmental charge, including related penalties and interest (collectively, “Taxes”), unless TechnipFMC or a paying agent is required to withhold or deduct such amounts by law.
If TechnipFMC or a withholding agent is required to withhold or deduct any amount for or on account of Taxes imposed or levied by or on behalf of the government of the United Kingdom or France (each, a “Taxing Jurisdiction”), or any political subdivision or territory of a Taxing Jurisdiction or by any authority or agency therein or thereof having the power to tax, from any payment made with respect to the Notes, TechnipFMC will pay such additional amounts (“Additional Amounts”) as may be necessary so that the net amount received by each holder (including Additional Amounts) after such withholding or deduction will not be less than the amount the holder would have received in respect of such payment on the Notes if such Taxes had not been withheld or deducted; provided that no Additional Amounts will be payable with respect to Taxes:
(1)
that would not have been imposed or levied but for the existence of any present or former connection (other than the mere acquisition, ownership or holding of, or the receipt of payment or the exercise or enforcement of rights in respect of, the Notes) between such holder or beneficial owner of the Notes

(or between a fiduciary, settlor, beneficiary, partner, member or shareholder of, or possessor of power over, the relevant holder or the beneficial owner, if such holder or beneficial owner is an estate, nominee, trust, partnership, limited liability company or corporation) and a Taxing Jurisdiction or any political subdivision or territory thereof or therein or area subject to its jurisdiction, including, without limitation, such holder or beneficial owner being or having been a citizen or resident thereof or treated as a resident thereof or domiciled therein or a national thereof or being or having been present or engaged in trade or business therein or having or having had a permanent establishment therein;
(2)	that are estate, inheritance, gift, sales, excise, transfer, personal property, wealth or similar Taxes;
(3)	payable other than by deduction or withholding from payments of principal and premium, if any, or interest on the Notes;
(4)
that would not have been imposed but for the failure of the applicable recipient of such payment to comply with any certification, identification, information, documentation or other reporting requirement to the extent:

(a)
such compliance is required by applicable law or official administrative practice or an applicable treaty as a precondition to exemption from, or reduction in, the rate of deduction or withholding of such Taxes (including, without limitation, a certification that the holder or beneficial owner is not resident in a Taxing Jurisdiction); and

(b)
at least 30 days before the first payment date with respect to which such Additional Amounts shall be payable, TechnipFMC has notified such recipient in writing that such recipient is required to comply with such requirement;

(5)
that would not have been imposed but for the presentation of a Note (where presentation is required) for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later;

(6)
that are imposed with respect to any payment on a Note to any holder who is a fiduciary, partnership, limited liability company or other fiscally transparent entity or person other than the sole beneficial owner of such payment to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership, limited liability company or other fiscally transparent entity or such beneficial owner would not have been entitled to receive the Additional Amounts had it been the holder of such Note;

(7)
that are imposed or withheld pursuant to Sections 1471 through 1474 of the Code, as of the issue date of the Notes (or any amended or successor version of such sections), any regulations promulgated thereunder, any official interpretations thereof, any similar law, or regulation, rule or practice adopted pursuant to or implementing an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing or any agreements entered into pursuant to Section 1471(b)(1) of the Code;

(8)
that would not have been imposed if presentation for payment of a Note had been made to a paying agent in a member state of the European Union other than the paying agent to which the presentation was made;

(9)	any Taxes imposed by the United States or any political subdivision thereof; or
(10)	any combination of the foregoing items.
All references in this section, the Indenture or the Notes to the payment of the principal of or premium, if any, or interest on the Notes shall be deemed to include Additional Amounts to the extent that, in that context, Additional Amounts are, were or would be payable. TechnipFMC’s obligations to pay Additional Amounts if and when due will survive the termination of the Indenture and the payment of all other amounts in respect of the Notes.
If, as a result of TechnipFMC’s conversion, consolidation, amalgamation, merger or scheme of arrangement into a successor person organized under the laws of a jurisdiction other than the United Kingdom or France (if applicable) as described in “—Certain Covenants—Merger, Consolidation and Sale of Assets,” or the sale, conveyance, transfer or lease by TechnipFMC of its assets substantially as an entirety to any such successor person, such successor person expressly assumes the obligations of TechnipFMC under the Indenture and the Notes, such successor person will pay Additional Amounts on the same basis as described above, except that references to a “Taxing Jurisdiction” will be treated as references to the United Kingdom or France (if applicable) and the country in which such successor person is organized or resident (or deemed resident for tax purposes).
TechnipFMC will provide the Trustee with the official acknowledgment of the Taxing Jurisdiction (or, if such acknowledgment is not obtained by TechnipFMC despite it having used all reasonable efforts to do so, other reasonable documentation) evidencing any payment of any Taxes in respect of which TechnipFMC has paid any Additional Amounts. Copies of such documentation will be made available by the Trustee to the holders or beneficial owners of the Notes or the paying agent, as applicable, upon written request therefor.
TechnipFMC will pay any stamp, issue, excise, property, registration, court, documentary or other similar taxes and duties (other than, in each case, any such amounts imposed on or measured by net wealth of a holder), including interest, penalties and other liabilities related thereto, imposed by a Taxing Jurisdiction in respect of the creation, issue, delivery, enforcement, registration and offering of the Notes as contemplated hereunder, or the execution of the Notes, the Indenture or any other related document or instrument, and TechnipFMC will indemnify the holders and beneficial owners of the Notes from and against any such amounts paid by such holders or beneficial owners.
Optional Tax Redemption
TechnipFMC (or an applicable successor person) may redeem the Notes in whole, but not in part, at its option at any time prior to maturity, upon the giving of not less than 30 nor more than 90 days’ notice of tax redemption to the holders, at a redemption price equal to the principal amount of the Notes plus accrued and unpaid interest, if any, to the redemption date, if:
(1)
it determines that, as a result of any change in, amendment to or announced proposed change in the laws or any regulations, protocols or rulings (including a holding, judgment or order by a governmental agency or court of competent jurisdiction) promulgated thereunder of a Taxing Jurisdiction (or of any political subdivision, territory or taxing authority thereof) or, in the event of the assumption of its obligations under the Notes by a successor person not organized under the laws of a Taxing Jurisdiction (as described under “—Certain Covenants—Merger, Consolidation and Sale of Assets”), the jurisdiction in which such successor person is organized or resident (or deemed resident for tax purposes) (or, in each case, any political subdivision, territory or taxing authority thereof), or any change in the application or official interpretation of such laws, regulations, protocols or rulings (including a holding, judgment or order by a governmental agency or court of competent jurisdiction), or (in either case) any change in the application or official interpretation of, or any execution of or amendment to, any treaty or treaties (including protocols) affecting taxation to which any such jurisdiction is a party, which change, execution or amendment becomes effective on or after (i) the issue date of the Notes or (ii) in the event of the assumption of TechnipFMC’s obligations under the Indenture and the Notes by a successor person not organized under the laws of a Taxing Jurisdiction (as described under “—Certain Covenants—Merger, Consolidation and Sale of Assets”), with respect to taxes imposed by the jurisdiction in which such successor person is organized or resident (or deemed resident for tax purposes), the date of the transaction resulting in such assumption and, in the case of either of (i) or (ii), TechnipFMC or such successor person, as applicable, would be required to pay Additional Amounts with respect to the Notes on the next succeeding payment date with respect to the Notes and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to TechnipFMC or such successor person, as applicable; or

(2)
it determines, based upon an opinion of independent counsel of recognized standing, that, as a result of any action taken by any legislative body of, taxing authority of, or any action brought in a court of competent jurisdiction in, a Taxing Jurisdiction (or any political subdivision, territory or taxing authority thereof) or, in the event of the assumption of its obligations under the Notes by a successor person not organized under the laws of a Taxing Jurisdiction (as described under “—Certain Covenants—Merger, Consolidation and Sale of Assets”), the jurisdiction in which such successor person is organized or resident (or deemed resident for tax purposes), which action is taken or brought on or after (i) the issue date of the Notes or (ii) in the event of the assumption of TechnipFMC’s obligations under the Indenture and the Notes by a successor person not organized under the laws of a Taxing Jurisdiction (as described under “—Certain Covenants—Merger, Consolidation and Sale of Assets”), with respect to taxes imposed by the jurisdiction in which such successor person is organized or resident (or deemed resident for tax purposes), the date of the transaction resulting in such assumption and, in the case of either of (i) and (ii), there is a substantial probability TechnipFMC or such successor person, as applicable, would be required to pay Additional Amounts with respect to the Notes on the next succeeding payment date with respect to the Notes and the payment of such Additional Amounts cannot be avoided by the use of reasonable measures available to TechnipFMC or such successor person, as applicable.
No notice of any such redemption may be given earlier than 90 days prior to the earliest date on which TechnipFMC or such successor person, as applicable, would be obligated to pay any Additional Amounts.
TechnipFMC or such successor person will also pay to each holder, or make available for payment to each such holder, on the redemption date, any Additional Amounts resulting from the payment of such redemption price by it. Prior to the delivery of any notice of redemption, TechnipFMC or such successor person will deliver to the Trustee an officer’s certificate stating that it is entitled to effect or cause a redemption and setting forth a statement of facts showing that the conditions precedent of the right so to redeem or cause such redemption have occurred, and in the case of a redemption based on an opinion of independent counsel referred to in the second bullet above, such independent counsel’s opinion. Delivery of any notice of redemption will be conclusive and binding on the holders of the Notes being redeemed.
Any notice of redemption will be irrevocable once an officer’s certificate has been delivered to the Trustee.
Guarantees
None of our subsidiaries will guarantee our obligations under the Notes.
Certain Covenants
Limitation on Liens.
We will not, and will not permit any of our Restricted Subsidiaries to, incur, create, assume or permit to exist any Lien to secure Indebtedness (other than Permitted Liens):
(1)	on any Principal Property; or
(2)	on any Capital Stock or Indebtedness issued by any Restricted Subsidiary that owns or leases any Principal Property
(in each case, whether such Principal Property, Capital Stock or Indebtedness are now existing or owned or subsequently created or acquired), without effectively providing that all of the outstanding debt securities under the Indenture will be secured equally and ratably with or prior to such Indebtedness, for so long as such Indebtedness shall be so secured.
“Permitted Liens” are defined in the Indenture to include:
(1)	Liens existing on, or provided for under the terms of agreements existing on, the date that any debt securities are issued under the Indenture;
(2)	Liens in favor of us or a Restricted Subsidiary;
(3)	Liens on any property or asset existing at the time of the acquisition thereof;
(4)
Liens on any property or asset of a Person or its subsidiaries existing at the time such Person is consolidated with or merged into us or a Restricted Subsidiary, or Liens on any property or asset of a Person existing at the time such Person becomes a Restricted Subsidiary;

(5)
Liens created within one year after the acquisition, completion, development and/or commencement of commercial operation on or of any property or asset acquired, constructed, developed, altered or improved;

(6)	Liens securing industrial revenue, pollution control or similar bonds;
(7)	Liens on any current assets that secure current liabilities;

(8)	Liens over deposits of cash or cash equivalent investments provided by way of cash collateral in order to secure any obligations under our revolving credit facility;
(9)
Liens to secure Indebtedness issued or guaranteed by, or in favor of, the United States or any state, territory or possession thereof (or the District of Columbia), any foreign country or any department, agency, instrumentality or political subdivision of any such jurisdiction;

(10)
Any netting or set-off or cash management arrangement entered into by us or any Restricted Subsidiary in the ordinary course of our or its banking or contractual arrangements for the purpose of netting debit and credit balances;

(11)	Liens arising by operation of law in the ordinary course of business;
(12)
Liens created over goods and documents of title to goods arising in the ordinary course of business, or letter of credit transactions entered into in the ordinary course of trade as security only for debt owed to a bank or financial institution directly relating to the goods or documents on or over which those Liens exist;

(13)	Liens arising out of title retention and set-off provisions in a supplier’s standard conditions for the supply of goods acquired by us or a Restricted Subsidiary;
(14)
Liens which arise on the basis of any judgment or award for which an appeal or proceedings for review are being pursued without delay and in good faith and in respect of which not more than 30 days have elapsed without a stay of execution in respect thereof having been granted;

(15)
Liens in respect of borrowings from the French Export Credit Corporation (COFACE), any similar governmental agency or any other state-owned or multilateral financial institution incurred by us or any Restricted Subsidiary to refinance any amount receivable under any export sales contract, provided that each such Lien consists only of a pledge of our or any Restricted Subsidiary’s claims under such contract against the foreign buyer and/or any Lien or guarantee of such claims;

(16)
Liens incidental to the conduct of our or a Restricted Subsidiary’s business or the ownership of our or a Restricted Subsidiary’s assets which (i) arise in the ordinary course of business, (ii) do not secure Indebtedness and (iii) do not in the aggregate materially detract from the value of our or a Restricted Subsidiary’s assets or materially impair the use thereof in the operation of our or a Restricted Subsidiary’s business including, without limitation, in connection with workers’ compensation, unemployment insurance and other social security legislation or deposits securing liability to insurance carriers under insurance or self-insurance arrangements or granted by us or any Restricted Subsidiary to any pension fund or managers securing the pension obligations of TechnipFMC or any Restricted Subsidiary;

(17)
Liens in favor of a Governmental Authority to secure payments under any contract or statute, or to secure any Indebtedness incurred in financing the acquisition, construction or improvement of property subject thereto, including Liens on, and created or arising in connection with the financing of the acquisition, construction or improvement of, any facility used or to be used in the business of TechnipFMC or any Restricted Subsidiary through the issuance of obligations, the income from which shall be excludable from gross income by virtue of Section 103 of the Code (or any subsequently adopted provisions thereof providing for a specific exclusion from gross income);

(18)
statutory Liens imposed by any Governmental Authority for taxes that are not yet due or that are being diligently contested in good faith by appropriate proceedings for which adequate reserves in conformity with GAAP have been provided therefor; and

(19)
Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements), in whole or in part, of any Lien referred to in the bullet points above that would not otherwise be permitted thereby; provided, however, that:

(a)
the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such refinancing, refunding, extension, renewal or replacement (plus the aggregate amount of premiums, other payments, fees, costs and expenses related to such refinancing, refunding, extension, renewal or replacement), except that where (1) the Indebtedness so secured at the time of any such refinancing, refunding, extension, renewal or replacement was incurred for the sole purpose of financing a specific project and (2) additional Indebtedness is to be incurred in connection with such refinancing, refunding, extension, renewal or replacement solely to finance the completion of the same project, the additional Indebtedness may also be secured by such Lien; and
(b)
the property or asset that is subject to the Lien serving as a refinancing, refunding, extension, renewal or replacement is limited to some or all of the property or asset that was subject to the Lien so refinanced, refunded, extended, renewed or replaced (plus improvements on such property or asset).

Notwithstanding the foregoing, we and our Restricted Subsidiaries may create, assume or permit to exist any Lien that would otherwise be subject to the restrictions set forth in the first paragraph above without effectively providing that the debt securities shall be equally and ratably secured, if, at the time of such creation, assumption or permission, after giving effect thereto and to the retirement of any Indebtedness which is concurrently being retired, the aggregate principal amount of outstanding Indebtedness secured by Liens that would otherwise be subject to such restrictions (not including Permitted Liens) plus all Attributable Indebtedness of us and our Restricted Subsidiaries in respect of Sale-Leaseback Transactions with respect to any Principal Property (not including such transactions described under any of the five bullet points as set forth below under “—Limitation on Sale-Leaseback Transactions”), does not exceed 20% of Consolidated Net Tangible Assets.
Limitation on Sale-Leaseback Transactions.
We will not, and will not permit any Restricted Subsidiary to, enter into any Sale-Leaseback Transaction with respect to any Principal Property unless either:
(1)	the Sale-Leaseback Transaction is solely with us or a Restricted Subsidiary;
(2)	the lease in such Sale-Leaseback Transaction is for a period not in excess of three years, including renewal rights;
(3)	the lease in such Sale-Leaseback Transaction secures or relates to industrial revenue, pollution control or similar bonds;
(4)	the Sale-Leaseback Transaction is entered into prior to or within 18 months after the purchase or acquisition of the Principal Property that is the subject of such Sale-Leaseback Transaction; or
(5)
within 12 months after the effective date of such transaction, we or our Restricted Subsidiary, as the case may be, applies an amount equal to the greater of (A) the net proceeds of such sale and (B) the Attributable Indebtedness of us and our Restricted Subsidiaries with respect to such Sale-Leaseback Transaction to:

(a)
the voluntary defeasance or the prepayment, repayment, redemption or retirement of our Indebtedness that ranks pari passu with the debt securities in right of payment of principal, premium and interest;

(b)	the acquisition, construction, development or improvement of any Principal Property used or useful in our businesses (including the businesses of our Restricted Subsidiaries); or
(c)	any combination of applications referred to in clause (a) or (b) above.
Notwithstanding the foregoing, we and our Restricted Subsidiaries may enter into Sale-Leaseback Transactions with respect to Principal Property so long as the Attributable Indebtedness of us and our Restricted Subsidiaries in respect of all Sale-Leaseback Transactions with respect to Principal Property (not including any Sale-Leaseback Transactions described under any of the five bullet points set forth immediately above, plus the aggregate principal amount of outstanding Indebtedness secured by Liens upon Principal Property or Capital Stock or Indebtedness issued by any Restricted Subsidiary then outstanding (not including any such Indebtedness secured by Permitted Liens) that do not secure such debt securities equally and ratably with (or on a basis that is prior to) the other Indebtedness secured thereby, would not exceed 20% of Consolidated Net Tangible Assets.

Merger, Consolidation and Sale of Assets.
The Indenture provides that we may not convert, consolidate, amalgamate, merge or enter into a scheme of arrangement with or into any other Person or sell, convey, transfer or lease all or substantially all of our properties and assets to another Person (other than a Technip Energies Transaction), unless:
(1)
either (a) TechnipFMC is the surviving corporation or (b) the Person formed by or surviving any such conversion, consolidation, amalgamation, merger or scheme of arrangement (if other than TechnipFMC) or the Person to which such sale, conveyance, transfer or lease is made (i) assumes all the obligations of TechnipFMC under the debt securities and the Indenture pursuant to a supplemental indenture reasonably satisfactory to the trustee and (ii) is organized under the laws of a country that is a member of the Organisation for Economic Co-operation and Development, including the United States or any state thereof or the District of Columbia;

(2)	we or the successor will not immediately be in default under the Indenture; and
(3)
we deliver an officers’ certificate and opinion of counsel to the trustee stating that such conversion, consolidation, amalgamation, merger, scheme of arrangement or sale, conveyance, transfer or lease, and any related supplemental indenture, comply with the Indenture and that all conditions precedent set forth therein have been complied with.

Upon the assumption of all our obligations by a successor, we will be relieved of all obligations under the Indenture, except in the case of a lease. For the avoidance of doubt, the foregoing covenant will not prohibit or otherwise restrict a Technip Energies Transaction.
Reports.
The Indenture provides that so long as any debt securities are outstanding, if we are subject to the periodic reporting requirements of the Exchange Act, we will file with the SEC and furnish to the trustee (unless such reports are available on the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system or any successor thereto), within the time periods specified in the SEC’s rules and regulations:
(1)	all quarterly and annual reports on Forms 10-Q and 10-K required to be filed by companies that are subject to the periodic reporting requirements of the Exchange Act; and
(2)	all current reports on Form 8-K required to be filed by companies that are subject to the periodic reporting requirements of the Exchange Act.
Each annual report on Form 10-K will include a report on our consolidated financial statements by our independent certified public accountants. In addition, we will post a copy of each of the reports referred to in clauses (1) and (2) above on our website for public availability as soon as reasonably practicable after such reports are filed with the SEC.
In the event that the rules and regulations of the SEC permit TechnipFMC and any direct or indirect parent of TechnipFMC to report at such parent entity’s level on a consolidated basis, consolidating reporting at the parent entity’s level in a manner consistent with that described in this covenant for TechnipFMC will satisfy this covenant, and each supplemental indenture will permit TechnipFMC to satisfy its obligations in this covenant with respect to financial information relating to TechnipFMC by furnishing financial information relating to such direct or indirect parent; provided that such financial information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its subsidiaries other than TechnipFMC and its subsidiaries, on the one hand, and the information relating to TechnipFMC and its subsidiaries on a standalone basis, on the other hand.
If, at any time, neither we nor any direct or indirect parent are subject to the periodic reporting requirements of the Exchange Act for any reason, the Indenture requires that we (or our direct or indirect parent) will nevertheless continue to prepare the financial statements and a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” substantially similar to that which would have been required to be included in each of the reports specified in clause (1) of the first paragraph of this covenant had we been subject to such Exchange Act reporting requirements (with all such financial statements prepared in accordance with Regulation S-X promulgated by the SEC and all such annual financial statements including a report thereon from our independent certified public accountants) and make available to holders copies thereof within the time periods that would have been applicable to filing such reports with the SEC in the rules and regulations applicable to such reports if we had been required to file those reports with the SEC; provided, however, that if we (and any direct or indirect parent) are no longer subject to the periodic reporting requirements of the Exchange Act, we will not be required to comply with Section 302 or Section 404 of the Sarbanes-Oxley Act of 2002, or related Items 307 and 308 of Regulation S-K promulgated by the SEC, or Item 10(e) of Regulation S-K (with respect to any non-GAAP financial measures contained therein).
Additional Covenants.
Under the Indenture, we also agree to:
•	pay the principal of, and interest and any premium on, the Notes when due;
•	maintain a place of payment for the Notes;
•	deliver a certificate to the trustee after the end of each fiscal year reviewing our compliance with our obligations under the Indenture;
•	except as provided in the covenant described above under “—Merger, Consolidation and Sale of Assets,” preserve our corporate existence; and
•	deposit sufficient funds with any paying agent on or before the due date for any payment of principal, interest or premium.
Events of Default
An “Event of Default,” when used in the Indenture, with respect to debt securities of any series, means any of the following:
(1)	failure to pay any interest on any debt security of that series when due, which failure continues for 30 days;
(2)	failure to pay the principal of or any premium on any debt security of that series when due;
(3)	failure to deposit any mandatory sinking fund payment on any debt security of that series when due, which failure continues for 30 days;
(4)
failure to perform, or a breach of, any other covenant of TechnipFMC in the Indenture (other than a covenant included in the Indenture for the benefit of another series), which failure or breach continues for 90 days (or, in the case of the covenant described above under “—Certain Covenants—Reports,” 120 days) after written notice from the trustee or the holders of at least 25% in principal amount of debt securities of all series having the benefit of such covenant;

(5)
TechnipFMC, pursuant to or within the meaning of any bankruptcy, insolvency, reorganization or other similar law, (i) commences a voluntary case, (ii) consents to the entry of any order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian or similar official of it or for any substantial part of its property, or (iv) makes an assignment for the benefit of its creditors, or TechnipFMC admits its inability to pay its debts generally as they come due or takes any corporate action in furtherance of any of the actions referred to above in this clause (5);

(6)
a court of competent jurisdiction enters an order or decree under any bankruptcy, insolvency, reorganization or other similar law that (i) is for relief against TechnipFMC in an involuntary case, (ii) appoints a custodian or similar official of TechnipFMC or for any substantial part of its property or adjudges TechnipFMC insolvent, or (iii) orders the winding up or liquidation of TechnipFMC; and the order or decree remains unstayed and in effect for 60 consecutive days; or

(7)	any other event of default as may be specified in the supplemental indenture with respect to debt securities of that series.
An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the Indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.
If an event of default for any series of debt securities issued under the Indenture occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of (i) the series affected by such default

(in the case of a default described in clause (1), (2), (3) or (7) above) or (ii) all series of debt securities affected by such default (in the case of a default described under clause (4) above) may declare the unpaid principal of, together with any accrued but unpaid premium or interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in principal amount of the debt securities of that series (or of all series, as the case may be) can void the declaration.
Notwithstanding the foregoing, if an event of default specified in clause (5) or (6) above occurs and is continuing, then all unpaid principal of, together with any accrued but unpaid premium or interest on, all debt securities outstanding under the Indenture will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.
Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights, security or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity reasonably satisfactory to the trustee.
Subject to certain limitations, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, relating to an event of default described in clause (1), (2), (3) or (7) above respecting such series of debt securities, and the holders of a majority in principal amount of all outstanding debt securities may do the same in relation to any other event of default.
Definitions
“Attributable Indebtedness” means with respect to a Sale-Leaseback Transaction, at the time of determination, the lesser of:
(a)
the present value of the total net amount of rent required to be paid under the lease involved in such Sale-Leaseback Transaction during the remaining term thereof (including any renewal term exercisable at the lessee’s option or period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the debt securities outstanding compounded semiannually; and

(b)
if the obligation with respect to the Sale-Leaseback Transaction constitutes an obligation that is required to be accounted for as a capital lease obligation in accordance with GAAP, the amount equal to the capitalized amount of such obligation determined in accordance with generally accepted accounting principles and included in the financial statements of the lessee.

For purposes of the foregoing definition, rent will not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, utilities, water rates, operating charges, labor costs and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the total net amount of rent shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the total net amount of rent determined assuming no such termination.
“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person”(as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning. For purposes of this definition, a Person shall be deemed not to Beneficially Own securities that are the subject of a stock, unit or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until consummation of the transactions or, as applicable, series of related transactions contemplated by such agreement.
“Capital Stock” means:
(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;
(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and
(4)
any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Change of Control” means the occurrence of any of the following:
(1)
the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of TechnipFMC and its Subsidiaries taken as a whole to any “person” or “group” (as such terms are used in Section 13(d) of the Exchange Act);

(2)	the adoption of a plan relating to the liquidation or dissolution of TechnipFMC;
(3)
the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” or “group” becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of TechnipFMC, measured by voting power rather than number of shares; or

(4)
TechnipFMC consolidates with or merges with or into, any person, or any person consolidates with or merges with or into, TechnipFMC, in any such event pursuant to a transaction in which any of TechnipFMC’s outstanding Voting Stock or of such other person is converted into or exchanged for cash, securities or other property;

provided, however, that a Technip Energies Transaction shall not constitute a Change of Control under clause (1) or clause (4) of this definition.
Notwithstanding the preceding, (a) an exchange of all of TechnipFMC’s outstanding ordinary shares for capital stock in a corporation, for member interests in a limited liability company or for Equity Interests in such other form of entity shall not constitute a Change of Control, so long as following such conversion or exchange the “persons” (as defined above) who Beneficially Owned the Capital Stock of TechnipFMC immediately prior to such transactions continue to Beneficially Own in the aggregate more than 50% of the Voting Stock of such entity, or continue to Beneficially Own sufficient Equity Interests in such entity to elect a majority of its directors, managers, trustees or other persons serving in a similar capacity for such entity and (b) a “person” or “group” shall not be deemed to Beneficially Own securities subject to a stock, unit or asset purchase agreement, merger agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the transactions contemplated by such agreement or, as applicable, series of related transactions contemplated by such agreement. No Change of Control will be deemed to have occurred unless and until such Change of Control has actually been consummated.
“Change of Control Triggering Event” means the occurrence of a decrease in the rating of the Notes below an Investment Grade Rating by any two Rating Agencies (and/or Substitute Rating Agencies, if applicable) within 60 days after the earlier of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of TechnipFMC to effect a Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by a Rating Agency (or a Substitute Rating Agency, if applicable)); provided, however, that a Change of Control Triggering Event otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Change of Control Triggering Event for purposes of this definition) unless the Rating Agencies (and/or Substitute Rating Agencies, if applicable) making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the trustee in writing at the request of TechnipFMC or the trustee that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event).

“Code” means the Internal Revenue Code of 1986, as amended.
“Consolidated Net Tangible Assets” means, at any date of determination, the aggregate amount of assets included in the most recent consolidated balance sheet of TechnipFMC and its Subsidiaries less (i) current liabilities of TechnipFMC and its Subsidiaries and (ii) the net book amount of all intangible assets of TechnipFMC and its Subsidiaries.
“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time.
“Governmental Authority” means the government of any nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Indebtedness” of any Person means, at any date, without duplication:
(a)	all obligations of such Person for borrowed money;
(b)
all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments (other than the non-negotiable notes of such Person issued to its insurance carriers in lieu of maintenance of policy reserves in connection with its workers’ compensation and auto liability insurance program);

(c)
all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable, expense accruals and deferred employee compensation items arising in the ordinary course of business;

(d)
all non-contingent obligations of such person to reimburse any issuing bank or any other Person in respect of amounts payable or paid under letters of credit or similar instruments that have been drawn or called upon;

(e)	all obligations of such Person as lessee under capital leases;
(f)	all Indebtedness of others secured by any Lien on any asset of such person, whether or not such Indebtedness is assumed by such Person; and
(g)	all guarantees, indemnities or similar assurance against financial loss provided by such Person in respect of the Indebtedness of any other Person.
“Investment Grade Rating” means a rating equal to or higher than:
(1)	Baa3 (or the equivalent) by Moody’s; and
(2)	BBB– (or the equivalent) by S&P,
or, if any such entity ceases to make a rating on TechnipFMC publicly available for reasons outside of TechnipFMC’s control, the equivalent investment grade credit rating from a Substitute Rating Agency.
“Lien” means, with respect to any property or assets, any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in an encumbrance against real or personal property or a security interest of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to us or any of our Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement).
“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity of any kind.

“Principal Property” means any real property, manufacturing plant, warehouse, office building or other physical facility, or any other like depreciable asset (other than any vessel) owned by us or any Subsidiary, having a net book value, and for any vessel a fair value, in excess of the greater of (i) 0.25% of the total assets included in the most recent consolidated balance sheet of us and our Subsidiaries prepared in accordance with GAAP and (ii) $100,000,000.
“Rating Agency” means each of Moody’s and S&P.
“Restricted Subsidiary” means any Subsidiary of us which owns Principal Property.
“S&P” means S&P Global Ratings, a division of S&P Global, Inc., and any successor to its rating agency business.
“Sale-Leaseback Transaction” means any arrangement with any Person providing for the leasing by us or any of our Subsidiaries of any Principal Property, which Principal Property has been or is to be sold or transferred by us or such Subsidiary to such Person.
“Subsidiary” of a Person means (i) a corporation, a majority of whose Voting Stock is at the time, directly or indirectly, owned by that Person, by one or more subsidiaries of that Person or by that Person and one or more subsidiaries of that Person, (ii) a partnership in which that Person or a subsidiary of that Person is, at the date of determination, a general or limited partner of that partnership, but only if that Person or its subsidiary is entitled to receive more than 50% of the assets of that partnership upon its dissolution or more than 50% of the net income of that partnership, or (iii) any other Person, other than a corporation or partnership, in which that Person, directly or indirectly, at the date of determination, has (a) at least a majority equity ownership interest or (b) the power to elect or direct the election of a majority of the directors (or persons performing similar functions) of such Person and control the policies of that Person.
“Substitute Rating Agency” means a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act selected by TechnipFMC as a replacement agency for Moody’s or S&P, or both, as the case may be.
“Technip Energies Transaction” means any spin-off, split-off, sale, or other disposition, in whole or in part, of TechnipFMC’s Technip Energies business segment.
“Technip Energies Transaction Triggering Event” means the Notes have below an Investment Grade Rating from any two Rating Agencies (and/or Substitute Rating Agencies, if applicable) on any date during the 60 days after the earlier of (x) a Technip Energies Transaction, (y) the date of public notice of the occurrence of a Technip Energies Transaction or (z) public notice of the intention of TechnipFMC to effect a Technip Energies Transaction (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by a Rating Agency (or a Substitute Rating Agency, if applicable)).
“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.
Modification and Waiver
Holders who own a majority in principal amount of the debt securities of a series may agree with us to change the provisions of the Indenture or supplemental indenture relating to that series. However, no change may affect the payment terms or the percentage required to change other terms without the consent of all holders of debt securities of the affected series.
We may enter into supplemental indentures for other purposes specified in the Indenture, including to make changes that would not materially adversely affect your interests or to create a new series of debt securities, without the consent of any holder of debt securities.

The holders of a majority in principal amount of the debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the Indenture with respect to such series and its consequences, and the holders of a majority in principal amount of all outstanding debt securities may on behalf of the holders of all debt securities waive any other past default under the Indenture and its consequences, except in each case a default:
•	in the payment of the principal of, premium, if any, or interest on, any debt security; or
•	in respect of a covenant which under the Indenture cannot be amended without the consent of the holder of each outstanding debt security affected.
Defeasance and Discharge
We at any time may terminate all our obligations under the Indenture as they relate to a series of debt securities (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer of or exchange the debt securities of that series, to replace mutilated, destroyed, lost or stolen debt securities of that series and to maintain a securities registrar and paying agent in respect of such debt securities.
We at any time may terminate our obligations under certain covenants, including those described above under “—Certain Covenants—Limitation on Liens” and “—Limitation on Sale-Leaseback Transactions,” with respect to a series of debt securities (“covenant defeasance”).
We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in clause (4) or (7) under “—Events of Default” above.
In order to exercise either defeasance option, we must irrevocably deposit in trust (the “defeasance trust”) with the trustee money, U.S. Government Obligations (as defined in the Indenture) or a combination thereof for the payment of principal, premium, if any, and interest on the relevant series of debt securities to the date of redemption or stated maturity, as the case may be, and we must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that beneficial owners of that series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the U.S. Internal Revenue Service or a change in applicable U.S. federal income tax law.
In the event of any legal defeasance, holders of the debt securities of the relevant series would be entitled to look only to the defeasance trust fund for payment of principal of and any premium and interest on their debt securities until maturity.
Although the amount of money and U.S. Government Obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their maturity, if we exercise our covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an event of default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. We would remain liable for such payments, however.
In addition, we may satisfy and discharge all our obligations under the Indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:
(1)	deliver all outstanding debt securities of that series to the trustee for cancellation; or
(2)
all such debt securities not so delivered for cancellation have either become due and payable or by their terms will become due and payable within one year or are called for redemption within one year, and in the case of this bullet point we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to their stated maturity or applicable redemption date.

Notices
For so long as Notes in global form are outstanding, notices to be given to holders will be given to the depositary, in accordance with its applicable policies as in effect from time to time. If Notes are issued in individual definitive form, notices to be given to holders will be deemed to have been given upon the mailing by first class mail, postage prepaid, of such notices to holders of the Notes at their registered addresses as they appear in the registrar’s records.
So long as the Notes are listed on the Luxembourg Stock Exchange and are admitted to trading on the Euro MTF Market and the rules and regulations of the Luxembourg Stock Exchange so require, we will publish notices (including financial notices) in a leading newspaper having a general circulation in Luxembourg or on the official websites of the Luxembourg Stock Exchange (https://www.bourse.lu/home).
Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.
Governing Law
New York law will govern the Indenture and the Notes.
The Trustee
U.S. Bank National Association will be the Trustee under the Indenture. The Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions with us. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act after an event of default has occurred and is continuing, it must eliminate the conflict, apply to the SEC for permission to continue as Trustee or resign as Trustee.
If an event of default occurs and is continuing, the Trustee must exercise such of the rights and powers vested in it by the Indenture, and use the same degree of care and skill in their exercise, as a prudent person would exercise or use under the circumstances in the conduct of his own affairs.
Listing
Application is expected to be made to admit the Notes for listing on the Luxembourg Stock Exchange and for admission to trading on the Euro MTF Market. In the event that the Notes are admitted to listing on the Luxembourg Stock Exchange and to trading on the Euro MTF Market, we will use our commercially reasonable efforts to maintain such listing, provided that if we determine that it is unduly burdensome to maintain a listing on the Luxembourg Stock Exchange, we may delist the Notes from the Euro MTF Market in accordance with the rules of the Luxembourg Stock Exchange and seek an alternative admission to listing, trading and/or quotation for the Notes on a different section of the Luxembourg Stock Exchange or by such other listing authority, stock exchange and/or quotation system inside or outside the European Union as we may decide. Although there is no assurance as to the liquidity that may result from a listing on the Luxembourg Stock Exchange, delisting the Notes from the Luxembourg Stock Exchange may have a material adverse effect on the ability of holders to resell the Notes in the secondary market. The Euro MTF Market is not a regulated market for the purposes of Directive 2004/39/EC.

CERTAIN U.K. TAX CONSEQUENCES
The following summary is of a general nature and describes certain U.K. tax considerations that relate to the Notes and is based on current U.K. law and the practice of H.M. Revenue & Customs (“HMRC”). The comments relate only to the position of persons who are the absolute beneficial owners of their Notes and any payments in respect of such Notes and may not apply to certain classes of persons such as dealers and holders who are connected with us for relevant tax purposes. References to “interest” refer to interest as that term is understood for U.K. tax purposes. This section offers general guidance only. It is not tax advice and does not purport to be a complete analysis of all U.K. tax considerations relating to the Notes.
Please consult your own tax advisor concerning the consequences of owning the Notes in your particular circumstances under U.K. law and the laws of any other taxing jurisdiction.
Interest Payments
The Notes will constitute “quoted Eurobonds” within the meaning of section 987 of the Income Tax Act 2007 (the “2007 Act”), as long as they are and continue to be listed on a “recognised stock exchange” within the meaning of section 1005 of the 2007 Act. The Luxembourg Stock Exchange is such a “recognised stock exchange” for these purposes. The Notes will satisfy this requirement if they are officially listed in Luxembourg in accordance with provisions corresponding to those generally applicable in EEA states and are admitted to trading on the Euro MTF Market in accordance with the rules of the Luxembourg Stock Exchange. Provided that this condition remains satisfied, payments of interest on the Notes may be made without deduction or withholding for or on account of U.K. tax.
Even if the Notes do not qualify as “quoted Eurobonds,” the withholding obligation is disapplied in respect of payments to holders who TechnipFMC reasonably believes are either a U.K. resident company or a non-U.K. resident company carrying on a trade in the United Kingdom through a U.K. permanent establishment that is within the charge to corporation tax in respect of interest received under the Notes, or fall within various categories enjoying a special tax status (including certain charities and pension funds), or are partnerships consisting of such persons (unless HMRC directs otherwise).
In all other cases, payments of interest will generally be made after deduction of tax at the basic rate, which is currently 20%. Certain holders of Notes who are resident in the United States may be entitled to receive payments free of deductions for or on account of U.K. tax under the U.K.-U.S. double taxation treaty and may therefore be able to obtain a direction to that effect from the appropriate taxation authority in the United Kingdom. Holders of Notes who are resident in other jurisdictions may also be able to receive payment free of such deductions or subject to a lower rate of such deduction under an appropriate double taxation treaty and may be able to obtain a direction to that effect. However, such a direction may, in either case, require prior application to the relevant tax authorities by the holder in question. If such a direction is not in place at the time a payment of interest is made, the person making the payment will be required to withhold tax, although a holder of Notes resident in another jurisdiction who is entitled to relief may subsequently claim the amount, or a proportion of the amount withheld, as appropriate, from HMRC.
The interest on Notes issued by TechnipFMC will have a U.K. source for tax purposes and, as such, may be subject to income tax by direct assessment even where paid without withholding. However, interest with a U.K. source received without deduction or withholding on account of U.K. tax will effectively not be chargeable to U.K. tax in the hands of a person who is not resident for tax purposes in the United Kingdom unless that person carries on a trade, profession or vocation in the United Kingdom through a branch or agency (or, for holders who are companies, through a permanent establishment) in the United Kingdom in connection with which the interest is received or to which the Notes are attributable. There are certain exceptions for interest received by certain categories of agents (such as some brokers and investment managers).
Taxation on Disposition
A holder who is not resident in the United Kingdom should not be liable for U.K. taxation in respect of a disposal (including redemption) of the Notes, any gain accrued in respect of the Notes or any change in the value of the Notes, unless, at the time of the disposal, the holder carries on a trade, profession or vocation in the

United Kingdom through a branch or agency (or, for corporate holders, a permanent establishment) and the Notes were used in or for the purposes of that trade, profession or vocation or acquired for the use by or for the purposes of the branch or agency or permanent establishment or used or held for the purposes of the branch or agency or permanent establishment.
In general, holders that are within the charge to U.K. corporation tax will be treated for tax purposes as realizing profits, gains or losses in respect of the Notes on a basis that is broadly in accordance with their statutory accounting treatment so long as the accounting treatment is in accordance with generally accepted accounting practice as that term is defined for tax purposes. Such profits, gains and losses (or, where the holder's functional currency is not sterling, then the sterling equivalent of such profits, gains and losses as computed in the holder's functional currency) will be taken into account in computing taxable income for corporation tax purposes.
If the holder is an individual resident in the United Kingdom, he or she may have to account for capital gains tax in respect of any gains arising on a disposal of the Notes, unless the Notes are “qualifying corporate bonds” within the meaning of section 117 of the Taxation of Chargeable Gains Act 1992. If this is the case, neither chargeable gains nor allowable losses will arise on a disposal of the Notes for the purposes of taxation of chargeable gains.
The provisions of the accrued income scheme (the “Scheme”) may apply to certain holders who are subject to income tax, in relation to a transfer of the Notes. On a transfer of securities with accrued interest the Scheme usually applies to deem the transferor to receive an amount of income equal to the accrued interest and to treat the deemed or actual interest subsequently received by the transferee as reduced by a corresponding amount. Generally, persons who are not resident in the United Kingdom and who do not carry on a trade in the United Kingdom through a branch or agency to which the Notes are attributable will not be subject to the provisions of these rules.
Provision of Information by and/or to HMRC
HMRC has powers to obtain information (including the name and address of the beneficial owner of the interest) in relation to the Notes from a range of persons, including any person in the United Kingdom:
•	who either pays interest to or receives interest for the benefit of an individual; or
•	who either pays amounts payable on the redemption of the Notes that are “deeply discounted securities” to, or receives such amounts for the benefit of, an individual.
Such information may, in certain circumstances, be exchanged by HMRC with the tax authorities of other jurisdictions.
Stamp Duty and Stamp Duty Reserve Tax
No U.K. stamp duty or stamp duty reserve tax will generally be payable by a holder of the Notes on the issue or redemption of the Notes by TechnipFMC.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations related to the purchase, ownership and disposition of the Notes, but does not purport to be a complete analysis of all potential tax effects. Except for the discussion under “—Foreign Account Tax Compliance Act”, this discussion is limited to consequences relevant to a U.S. holder (as defined below). This discussion does not address the impact of the Medicare contribution tax on net investment income or the effects of any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws) or any state, local or non-U.S. tax laws. This discussion is based upon the Code, Treasury regulations issued thereunder (the “Treasury Regulations”), and judicial and administrative interpretations thereof, each as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. No rulings from the IRS have been or are expected to be sought with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of the Notes or that any such position would not be sustained.
This discussion does not address all of the U.S. federal income tax consequences that may be relevant to a holder in light of such holder’s particular circumstances, or to holders subject to special rules, such as banks, thrifts and other financial institutions, U.S. expatriates, insurance companies, individual retirement accounts, brokers, dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities holdings, U.S. holders whose functional currency is not the U.S. dollar, tax-exempt entities, regulated investment companies, real estate investment trusts, S corporations, entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes and investors in such entities or arrangements, persons liable for alternative minimum tax, U.S. holders that are resident in or have a permanent establishment in a jurisdiction outside the United States, persons holding the Notes as part of a “straddle”, “hedge”, “conversion transaction” or other integrated transaction, entities covered by the anti-inversion rules, and persons subject to special tax accounting rules as a result of any item of gross income with respect to the Notes being taken into account in an applicable financial statement. In addition, this discussion is limited to persons who purchase the Notes for cash at original issue and at their “issue price” (i.e., the first price at which a substantial amount of the Notes is sold to the public for cash, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers) and who hold the Notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment) and does not apply to any holder of the Synthetic Bonds.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of a Note that is, for U.S. federal income tax purposes, (i) an individual who is a citizen or resident of the United States, (ii) a corporation or any entity taxable as a corporation for U.S. federal income tax purposes created or organized in or under the laws of the United States, any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust, or if a valid election is in place to treat the trust as a United States person for U.S. federal income tax purposes.
If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the Notes, the U.S. tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A partnership considering an investment in the Notes, and partners in such a partnership, should consult their tax advisors regarding the U.S. federal income tax consequences of the purchase, ownership and disposition of the Notes.
Prospective purchasers of the Notes should consult their tax advisors concerning the tax consequences of holding Notes in light of their particular circumstances, including the application of the U.S. federal income tax considerations discussed below, as well as the application of other federal, state, local, non-U.S. or other tax laws.
Additional Payments
We may be obligated to pay amounts in excess of the stated interest or principal on the Notes, including as described under “Description of the Notes—Optional Redemption,” “Description of the Notes—Purchase of Notes upon a Change of Control Triggering Event” and “Description of the Notes—Purchase of Notes upon a

Technip Energies Transaction Triggering Event” and may be obligated to pay additional interest on the Notes, as described under “Description of the Notes—Interest Rate Adjustment.” These potential payments may implicate the provisions of Treasury Regulations relating to “contingent payment debt instruments” (“CPDIs”). According to the applicable Treasury Regulations, certain contingencies will not cause a debt instrument to be treated as a CPDI if such contingencies in the aggregate, as of the date of issuance, are remote or incidental or, in certain circumstances, if it is “significantly more likely than not” that none of such contingencies will occur. We intend to take the position that the foregoing contingencies will not cause the Notes to be treated as CPDIs. Our position is binding on a holder unless such holder discloses its contrary position in the manner required by applicable Treasury Regulations. However, our determination concerning the effect of these contingencies is inherently factual, and our position is not binding on the IRS. If the IRS were to successfully challenge this position, a holder might be required to accrue interest income at a higher rate than the stated interest rate on the Notes, and to treat any gain realized on the taxable disposition of a Note as ordinary interest income, rather than capital gain. The remainder of this discussion assumes that the Notes will not be treated as CPDIs. Prospective investors should consult their own tax advisors regarding the possible application of the CPDI rules to the Notes.
Payments of Stated Interest
Payments of stated interest on the Notes (including any Additional Amounts paid in respect of withholding taxes and without reduction for any amounts withheld) generally will be includible in the gross income of a U.S. holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. holder’s method of accounting for U.S. federal income tax purposes.
Foreign Tax Credit
Stated interest income on a Note generally will constitute foreign source income and generally will be considered “passive category income” in computing the foreign tax credit allowable to U.S. holders under U.S. federal income tax laws. Any non-U.S. withholding tax paid by or on behalf of a U.S. holder at the rate applicable to such holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to applicable limitations (including holding period and at risk rules). The rules relating to U.S. foreign tax credits or deductions and the timing thereof are complex, and U.S. holders should consult their own tax advisors regarding the availability of a U.S. foreign tax credit or deduction with respect to stated interest and any taxes withheld with respect thereto, as well as the application of the U.S. foreign tax credit limitations to their particular situations.
Sale, Taxable Exchange, Retirement, Redemption or Other Taxable Disposition of Notes
Upon the sale, taxable exchange, retirement, redemption or other taxable disposition of a Note, a U.S. holder generally will recognize gain or loss in an amount equal to the difference, if any, between the amount realized upon such disposition (less any amount equal to any accrued but unpaid stated interest, which will be taxable as interest income (as discussed above) to the extent not previously included in income by the U.S. holder) and such U.S. holder’s adjusted tax basis in the Note. A U.S. holder’s adjusted tax basis in a Note will, in general, be the cost of such Note to such U.S. holder.
Any gain or loss recognized by a U.S. holder upon the sale, taxable exchange, retirement, redemption or other taxable disposition of a Note generally will be U.S. source gain or loss and generally will be capital gain or loss. Capital gains of non-corporate U.S. holders (including individuals) derived in respect of capital assets held for more than one year are generally eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.
Information Reporting and Backup Withholding
In general, information reporting requirements will apply to payments of stated interest on the Notes and to the proceeds of the sale or other disposition (including a retirement or redemption) of a Note paid to a U.S. holder unless such U.S. holder is an exempt recipient, and, when required, provides evidence of such exemption. Backup withholding may apply to such payments if the U.S. holder fails to provide a correct taxpayer identification number or a certification that it is not subject to backup withholding, or otherwise fails to comply with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Certain Tax Return Disclosure Requirements
U.S. holders who are individuals and who own “specified foreign financial assets” (as defined in Section 6038D of the Code) with an aggregate value in excess of certain minimum thresholds at any time during the tax year generally are required to file an information report (IRS Form 8938) with respect to such assets with their tax returns. If a U.S. holder does not file a required IRS Form 8938, such holder may be subject to substantial penalties and the statute of limitations on the assessment and collection of U.S. federal income taxes of such holder for the related tax year may not close before the date which is six years after the date on which such report is filed. The Notes generally may constitute specified foreign financial assets subject to these reporting requirements, unless the Notes are held in an account at certain financial institutions. Under certain circumstances, an entity may be treated as an individual for purposes of these rules. U.S. holders should consult their tax advisors regarding the effect, if any, of this requirement on their ownership and disposition of the Notes.
Foreign Account Tax Compliance Act
Pursuant to Sections 1471 through 1474 of the Code (provisions commonly known as “FATCA”) and subject to the proposed Treasury Regulations discussed below, a “foreign financial institution” may be required to withhold U.S. tax on certain passthru payments to the extent such payments are treated as attributable to certain U.S. source payments. Such withholding generally may apply if the recipient of the payment fails to comply with certain certification and/or information reporting requirements. Obligations issued on or prior to the date that is six months after the date on which applicable final Treasury Regulations defining foreign passthru payments are published in the Federal Register generally would be “grandfathered” unless materially modified after such date. Accordingly, if we are treated as a foreign financial institution, FATCA would generally only apply to payments on the Notes if there is a significant modification of the Notes for U.S. federal income tax purposes after the expiration of this grandfathering period. In addition, proposed Treasury Regulations provide that any withholding on foreign passthru payments on Notes that are not otherwise grandfathered would only apply to passthru payments made on or after the date that is two years after the date of publication in the Federal Register of applicable final Treasury Regulations defining foreign passthru payments. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued.
Non-U.S. governments have entered into agreements with the United States (and additional non-U.S. governments are expected to enter into such agreements) to implement FATCA in a manner that alters the rules described herein. Holders should consult their own tax advisors on how these rules may apply to their investment in the Notes. In the event any withholding under FATCA is imposed with respect to any payments on the Notes, there will be no additional amounts payable to compensate for the withheld amount.

CERTAIN ERISA CONSIDERATIONS
The following is a summary of certain considerations associated with the purchase of the Notes by (i) employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any other U.S. or non-U.S. federal, state, local or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”) and (iii) entities whose underlying assets are considered to include “plan assets,” within the meaning of 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA), of any such plan, account or arrangement described above (each of the foregoing described in clauses (i), (ii) and (iii) referred to herein as a “Plan”).
General Fiduciary Matters
ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (a “Covered Plan”) and prohibit certain transactions involving the assets of a Covered Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such a Covered Plan or the management or disposition of the assets of such a Covered Plan, or who renders investment advice for a fee or other compensation to such a Covered Plan, is generally considered to be a fiduciary of the Covered Plan.
In considering an investment in the Notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.
Plan fiduciaries should consider the fact that none of TechnipFMC, the underwriters or any of their respective affiliates (the “Transaction Parties”) is acting, or will act, as a fiduciary to any Covered Plan with respect to the decision to purchase or hold the Notes in connection with the initial offer and sale. The Transaction Parties are not undertaking to provide impartial investment advice or advice based on any particular investment need, or to give advice in a fiduciary capacity, with respect to the decision to purchase the Notes. All communications, correspondence and materials from the Transaction Parties with respect to the Notes are intended to be general in nature and are not directed at any specific purchaser of the Notes, and do not constitute advice regarding the advisability of investment in the Notes for any specific purchaser. The decision to purchase and hold the Notes must be made solely by each prospective Plan purchaser on an arm’s length basis.
Prohibited Transaction Issues
Section 406 of ERISA and Section 4975 of the Code prohibit Covered Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Covered Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of Notes by a Covered Plan with respect to which a Transaction Party is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the Notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the applicable party in interest nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Covered Plan involved in the transaction and provided further that the Covered Plan pays no more than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of Covered Plans considering acquiring and/or holding the Notes in reliance on these or any other exemption should carefully review the exemption and consult with their counsel to assure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied.
Because of the foregoing, the Notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.
Representation
Accordingly, by acceptance of a Note, each purchaser and subsequent transferee of a Note will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the Notes constitutes assets of any Plan; or (ii) the purchase and holding of the Notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.
The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the Notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the Notes.
The sale of any Notes to a Plan is in no respect a representation by the Transaction Parties that such an investment meets all relevant legal requirements with respect to investments by any such Plan generally or any particular Plan, or that such investment is appropriate for such Plans generally or any particular Plan. Neither this discussion nor anything provided in this prospectus supplement is, or is intended to be, investment advice directed at any potential Plan purchasers or at Plan purchasers generally and such purchasers of any Notes (or interests therein) should consult and rely on their own counsel and advisers as to whether an investment in the Notes is suitable for the Plan.

UNDERWRITING
BNP Paribas Securities Corp., BofA Securities, Inc., Credit Agricole Securities (USA) Inc. and J.P. Morgan Securities LLC are acting as representatives of each of the underwriters named below. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the principal amount of notes set forth opposite its name below.
Underwriter	Principal Amount of Notes
BNP Paribas Securities Corp.	U.S. $
BofA Securities, Inc.
Credit Agricole Securities (USA) Inc.
J.P. Morgan Securities LLC
Total	U.S. $
Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase all of the notes sold under the underwriting agreement if any of these notes are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.
We have agreed to indemnify the several underwriters and their controlling persons against certain liabilities in connection with this offering, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities. We have agreed that during the period from the date hereof through and until the closing of this offering, we will not offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by TechnipFMC and having a term of more than one year without the prior consent of the representatives.
The underwriters are offering the notes, subject to prior sale, when, as and if issued to, and accepted by, them, and subject to approval of legal matters by their counsel, including the validity of the notes, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel, or modify offers to the public and to reject orders in whole or in part.
Commissions and Discounts
The representatives have advised us that the underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at such price less a concession not in excess of % of the principal amount of the Notes. The underwriters may allow, and such other dealers may reallow, a concession not in excess of % of the principal amount of the Notes. After the initial offering, the public offering price, concession, or any other term of the offering may be changed.
The expenses of the offering, not including the underwriting discount, are estimated at U.S. $   and are payable by us.
New Issue of Notes
The Notes are a new issue of securities with no established trading market. We intend to apply to list the Notes on the Euro MTF Market of the Luxembourg Stock Exchange. We have been advised by the underwriters that they presently intend to make a market in the Notes after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the Notes or that an active public trading market for the Notes will develop. If an active public trading market for the Notes does not develop, the market price and liquidity of the Notes may be adversely affected. If the Notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions, and other factors.

Short Positions
In connection with the offering, the underwriters may purchase and sell the Notes in the open market. These transactions may include short sales and purchases on the open market to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of Notes than they are required to purchase in the offering. The underwriters must close out any short position by purchasing Notes in the open market. A short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Notes in the open market after pricing that could adversely affect investors who purchase in the offering.
Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the Notes or preventing or retarding a decline in the market price of the Notes. As a result, the price of the Notes may be higher than the price that might otherwise exist in the open market.
The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased Notes sold by, or for the account of, such underwriter in stabilizing or short covering transactions.
Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, neither we nor any of the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking, commercial banking services, and other commercial dealings in the ordinary course of business with us or our affiliates. Furthermore, they have received, or may in the future receive, customary fees and commissions for these transactions. In particular, affiliates of the underwriters are lenders and/or agents under our Revolving Credit Facility for which they received or will receive customary fees and expenses. Affiliates of certain of the underwriters may hold our outstanding debt, which may be repaid with the net proceeds from this offering and, accordingly, may receive a portion of such proceeds. See “Use of Proceeds.”
In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments, including serving as counterparties to certain derivative and hedging arrangements, and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. If any of the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions that consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the Notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the Notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.
Notice to Prospective Investors in the EEA and the UK
The Notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (“UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); (ii) a customer within the meaning of Directive (EU) 2016/97 as amended or superseded, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (as amended or superseded, the “Prospectus Regulation”). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling the Notes or otherwise making them available to retail investors in the EEA or in the UK has been prepared and therefore offering or selling the Notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful under the PRIIPs Regulation. This prospectus supplement and the accompanying prospectus have been prepared on the basis that any offer of Notes in any member state of the EEA or in the UK will be made pursuant to an exemption under the Prospectus Regulation from the requirement to publish a prospectus for offers of Notes. This prospectus supplement and the accompanying prospectus are not a prospectus for the purposes of the Prospectus Regulation.
References to Regulations or Directives include, in relation to the UK, those Regulations or Directives as they form part of UK domestic law by virtue of the European Union (Withdrawal) Act 2018 or have been implemented in UK domestic law, as appropriate.
The above selling restriction is in addition to any other selling restrictions set out below.
Notice to Prospective Investors in the UK
This prospectus supplement and the accompanying prospectus are for distribution only to persons who (i) have professional experience in matters relating to investments and who qualify as investment professionals within the meaning of Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Financial Promotion Order”), (ii) high net worth entities falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Financial Promotion Order or (iii) persons to whom it would otherwise be lawful to distribute it (all such persons together being referred to as “relevant persons”). This prospectus supplement and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the UK. Any person in the UK that is not a relevant person should not act or rely on this prospectus supplement or its contents. The Notes are not being offered to the public in the UK.
Notice to Prospective Investors in Switzerland
This document is not intended to constitute an offer or solicitation to purchase or invest in the Notes described herein. The Notes may not be publicly offered, sold or advertised, directly or indirectly, in, into or from Switzerland and will not be listed on the SIX Swiss Exchange or on any other exchange or regulated trading facility in Switzerland. Neither this prospectus supplement nor any other offering or marketing material relating to the Notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange or any other regulated trading facility in Switzerland, and neither this prospectus supplement nor any other offering or marketing material relating to the Notes may be publicly distributed or otherwise made publicly available in Switzerland.
Notice to Prospective Investors in the Dubai International Financial Centre
This document relates to an Exempt Offer in accordance with the Markets Rules 2012 of the Dubai Financial Services Authority (“DFSA”). This document is intended for distribution only to persons of a type specified in the Markets Rules 2012 of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this document. The securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the securities offered should conduct their own due diligence on the securities. If you do not understand the contents of this document you should consult an authorized financial advisor.
In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in the United Arab Emirates
The Notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Dubai International Financial Centre) other than in compliance with the laws of the United Arab Emirates (and the Dubai International Financial Centre) governing the issue, offering and sale of securities. Further, this prospectus does not constitute a public offer of securities in the United Arab Emirates (including the Dubai International Financial Centre) and is not intended to be a public offer. This prospectus has not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority or the Dubai Financial Services Authority.
Notice to Prospective Investors in Hong Kong
Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any Notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of the laws of Hong Kong (the “SFO”) and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of the laws of Hong Kong (the “CO”) or which do not constitute an offer to the public within the meaning of the CO; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the Notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the Notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made under that Ordinance.
Notice to Prospective Investors in Singapore
This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any Notes or caused such Notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such Notes or cause such Notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such Notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the Notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:
(a)
a corporation (which is not an accredited investor (as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Notes pursuant to an offer made under Section 275 of the SFA, except:
(a)
to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;
(c)	where the transfer is by operation of law;
(d)	as specified in Section 276(7) of the SFA; or
as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Singapore Securities and Futures Act Product Classification – Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the Notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).
Notice to Prospective Investors in Japan
The Notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the Notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.
Notice to Prospective Investors in Taiwan
The Notes have not been, and will not be, registered with the Financial Supervisory Commission of Taiwan, the Republic of China (“Taiwan”) pursuant to applicable securities laws and regulations. No person or entity in Taiwan is authorized to distribute or otherwise intermediate the offering of the Notes or the provision of information relating to this prospectus supplement and the accompanying prospectus. The Notes may be made available for purchase outside Taiwan by investors residing in Taiwan (either directly or through properly licensed Taiwan intermediaries acting on behalf of such investors), but may not be issued, offered or sold in Taiwan. No subscription or other offer to purchase the Notes shall be binding on us until received and accepted by us or any underwriter outside of Taiwan (the “Place of Acceptance”), and the purchase/sale contract arising therefrom shall be deemed a contract entered into in the Place of Acceptance.
Notice to Prospective Investors in Australia
No placement document, prospectus, product disclosure statement or other disclosure document (including as defined in the Corporations Act 2001 (Cth) (“Corporations Act”)) has been or will be lodged with the Australian Securities and Investments Commission (“ASIC”) or any other governmental agency, in relation to the offering. This prospectus supplement does not constitute a prospectus, product disclosure statement or other disclosure document for the purposes of Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act. No action has been taken which would permit an offering of the Notes in circumstances that would require disclosure under Parts 6D.2 or 7.9 of the Corporations Act.
The Notes may not be offered for sale, nor may application for the sale or purchase or any Notes be invited in Australia (including an offer or invitation which is received by a person in Australia) and neither this prospectus supplement nor any other offering material or advertisement relating to the Notes may be distributed or published in Australia unless, in each case:
(a)
the aggregate consideration payable on acceptance of the offer or invitation by each offeree or invitee is at least A$500,000 (or its equivalent in another currency, in either case, disregarding moneys lent by the person offering the Notes or making the invitation or its associates) or the offer or invitation otherwise does not require disclosure to investors in accordance with Part 6D.2 or 7.9 of the Corporations Act;

(b)
the offer, invitation or distribution complied with the conditions of the Australian financial services license of the person making the offer, invitation or distribution or an applicable exemption from the requirement to hold such license;

(c)
the offer, invitation or distribution complies with all applicable Australian laws, regulations and directives (including, without limitation, the licensing requirements set out in Chapter 7 of the Corporations Act);

(d)	the offer or invitation does not constitute an offer or invitation to a person in Australia who is a “retail client” as defined for the purposes of Section 761G of the Corporations Act; and
(e)	such action does not require any document to be lodged with ASIC or the ASX.
Notice to Prospective Investors in Canada
The Notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.
Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

LEGAL MATTERS
Latham & Watkins LLP will be requested to advise us with respect to the validity under the laws of England and Wales, if applicable, of the Notes offered pursuant to this prospectus supplement. Latham & Watkins LLP may also be requested to advise us with respect to the validity under New York law, if applicable, of the Notes offered pursuant to this prospectus supplement. Certain legal matters with respect to the Notes will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement with the SEC under the Securities Act that registers the issuance and sale of the Notes offered by this prospectus supplement. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus supplement.
We file annual, quarterly, and other reports, proxy statements and other information with the SEC under the Exchange Act. Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov and are also available free of charge through our website at http://www.technipfmc.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. However, information on or accessible through our website is not incorporated into this prospectus supplement or our other securities filings and does not form a part of this prospectus supplement.
INCORPORATION OF DOCUMENTS BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” into this prospectus supplement information that we file with them. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus supplement, and subsequent information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below filed by us, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:
•	our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 3, 2020;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019 from our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 13, 2020;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, as filed with the SEC on May 4, 2020 and July 31, 2020, respectively; and
•	our Current Reports on Form 8-K, as filed with the SEC on April 22, 2020 (Item 5.02 only), April 24, 2020, May 21, 2020, June 15, 2020 and June 30, 2020.
All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement and until the offering hereunder is completed, other than any portions of such filings that were furnished to, rather than filed with, the SEC, will be deemed to be incorporated by reference into this prospectus supplement and will be a part of this prospectus supplement from the date of the filing of such documents. Any statement contained in this prospectus supplement or a previously filed document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus supplement, except as modified or superseded.
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or by calling the following number:
TechnipFMC plc
11740 Katy Freeway
Energy Tower 3
Houston, Texas 77079
(281) 591-4000

PROSPECTUS

TechnipFMC plc
ORDINARY SHARES
PREFERENCE SHARES
DEBT SECURITIES
GUARANTEES
SHARE PURCHASE CONTRACTS
WARRANTS
UNITS
TechnipFMC plc, a public limited company incorporated under the laws of England and Wales, may offer and sell from time to time in one or more offerings an indeterminate amount of ordinary shares, preference shares, debt securities, guarantees, share purchase contracts, warrants and/or units that include any of these securities or securities of other entities.
This prospectus provides a general description of the securities TechnipFMC plc may offer. Supplements to this prospectus will provide the specific terms of the securities that TechnipFMC plc actually offers, including the offering prices. You should carefully read this prospectus, any applicable prospectus supplement or any applicable free writing prospectus and any information under the headings “Where You Can Find More Information” and “Incorporation by Reference” before you invest in any of these securities. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement that describes those securities.
TechnipFMC plc may offer and sell these securities to or through one or more underwriters, dealers or agents, or directly to one or more purchasers, on a continuous or delayed basis. Supplements to this prospectus will specify the names of and arrangements with any underwriters, dealers or agents.
TechnipFMC plc’s ordinary shares trade on the New York Stock Exchange and on the regulated market of Euronext Paris under the symbol “FTI.”
Investing in our securities involves risks. Please read “Risk Factors” beginning on page 6 of this prospectus, any similar section contained in the applicable prospectus supplement and in the documents incorporated by reference herein or therein, concerning factors you should consider before investing in our securities.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is August 4, 2020.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act, using a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings from time to time. This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities using this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. A prospectus supplement or free writing prospectus may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information provided in the prospectus supplement. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described in this prospectus and in any prospectus supplement under the headings “Where You Can Find More Information” and “Incorporation by Reference.”
For the avoidance of doubt, this prospectus is not intended to be and is not a prospectus for purposes of the E.U. Prospectus Directive and/or the U.K. Financial Conduct Authority’s Prospectus Regulation Rules.
You should rely only on the information contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of the securities covered by this prospectus in any jurisdiction where the offer is not permitted. You should assume that the information appearing in this prospectus, any prospectus supplement and any other document incorporated by reference is accurate only as of the date on the front cover of those documents. Our business, financial condition, results of operations and prospects may have changed since those dates. Under no circumstances should the delivery to you of this create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus.
Unless otherwise indicated or unless the context otherwise requires, all references in this prospectus to “TechnipFMC,” “we,” “us,” and “our” mean TechnipFMC plc, a public limited company incorporated under the laws of England and Wales, and its subsidiaries. TechnipFMC plc refers to TechnipFMC plc, and not to any of its subsidiaries or affiliates. In this prospectus, we sometimes refer to the ordinary shares, preference shares, debt securities, guarantees, share purchase contracts, warrants and units, collectively, as the “securities.”
WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement with the SEC under the Securities Act that registers the issuance and sale of the securities offered by this prospectus. The registration statement, including the attached exhibits, contains additional relevant information about us. The rules and regulations of the SEC allow us to omit some information included in the registration statement from this prospectus.
We file annual, quarterly and other reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Our SEC filings are available to the public through the SEC’s website at http://www.sec.gov and are also available free of charge through our website at http://www.technipfmc.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Other than the specific documents incorporated by reference, information on our website is not incorporated into this prospectus or our other securities filings and does not form a part of this prospectus.
INDUSTRY AND MARKET DATA
The market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

INCORPORATION BY REFERENCE
The SEC’s rules allow us to “incorporate by reference” into this prospectus information that we file with them. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. We incorporate by reference the documents listed below filed by us, other than any portions of the respective filings that were furnished (pursuant to Item 2.02 or Item 7.01 of current reports on Form 8-K or other applicable SEC rules) rather than filed:
•	our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 3, 2020;
•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2019 from our Definitive Proxy Statement on Schedule 14A, as filed with the SEC on March 13, 2020;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2020 and June 30, 2020, as filed with the SEC on May 4, 2020 and July 31, 2020, respectively;
•	our Current Reports on Form 8-K, as filed with the SEC on April 22, 2020 (Item 5.02 only), April 24, 2020, May 21, 2020, June 15, 2020, and June 30, 2020; and
•	the description of our ordinary shares contained in Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 3, 2020.
All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and until our offerings hereunder are completed, other than any portions of such filings that were furnished to, rather than filed with, the SEC, will be deemed to be incorporated by reference into this prospectus and will be a part of this prospectus from the date of the filing of such documents. Any statement contained in this prospectus or a previously filed document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this prospectus, except as modified or superseded.
You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or by calling the following number:
TechnipFMC plc
11740 Katy Freeway
Energy Tower 3
Houston, Texas 77079
(281) 591-4000
THE INFORMATION CONTAINED ON OUR WEBSITE IS NOT INCORPORATED BY REFERENCE IN AND DOES NOT CONSTITUTE A PART OF THIS PROSPECTUS.

FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement, any applicable free writing prospectus and other documents incorporated by reference herein and therein may contain “forward-looking statements” as defined in Section 27A of the Securities Act and Section 21E of the Exchange Act. Forward-looking statements usually relate to future events and anticipated revenues, earnings, cash flows or other aspects of our operations or operating results. Forward-looking statements are often identified by the words “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predict,” “estimate,” “outlook” and similar expressions, including the negatives thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on our current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.
All of our forward-looking statements involve risks and uncertainties (some of which are significant or beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Known material factors that could cause actual results to differ materially from those contemplated in the forward-looking statements include those set forth in “Risk Factors” and elsewhere in this prospectus, any accompanying prospectus supplement, any applicable free writing prospectus and other documents incorporated by reference herein and therein, as well as the following:
•
risks associated with disease outbreaks and other public health issues, including the coronavirus disease 2019, their impact on the global economy and the business of our company, customers, suppliers and other partners, changes in, and the administration of, treaties, laws, and regulations, including in response to such issues and the potential for such issues to exacerbate other risks we face, including those related to the factors listed or referenced below;

•	risks associated with our ability to consummate our proposed separation and spin-off of our Technip Energies segment;
•	unanticipated changes relating to competitive factors in our industry;
•	demand for our products and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets;
•	our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets;
•	potential liabilities arising out of the installation or use of our products;
•	cost overruns related to our fixed price contracts or capital asset construction projects that may affect revenues;
•	our ability to timely deliver our backlog and its effect on our future sales, profitability and our relationships with our customers;
•	our reliance on subcontractors, suppliers and joint venture partners in the performance of our contracts;
•	our ability to hire and retain key personnel;
•	piracy risks for our maritime employees and assets;
•	the potential impacts of seasonal and weather conditions;
•	the cumulative loss of major contracts or alliances;
•
U.S. and international laws and regulations, including existing or future environmental regulations, that may increase our costs, limit the demand for our products and services or restrict our operations;

•	disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business;
•	risks associated with The Depository Trust Company and Euroclear for clearance services for shares traded on the New York Stock Exchange and on the regulated market of Euronext Paris, respectively;

•	the United Kingdom’s withdrawal from the European Union;
•
risks associated with being an English public limited company, including the need for “distributable profits”, shareholder approval of certain capital structure decisions and the risk that we may not be able to pay dividends or repurchase shares in accordance with our announced capital allocation plan;

•	compliance with covenants under our debt instruments and conditions in the credit markets;
•	downgrade in the ratings of our debt could restrict our ability to access the debt capital markets;
•	the outcome of uninsured claims and litigation against us;
•	the risks of currency exchange rate fluctuations associated with our international operations;
•	risks related to our acquisition and divestiture activities;
•
failure of our information technology infrastructure or any significant breach of security, including related to cyber attacks, and our actual or perceived failure to comply with data security and privacy obligations;

•	risks associated with tax liabilities, changes in U.S. federal or international tax laws or interpretations to which we are subject; and
•	such other risk factors set forth in our filings with the SEC and in our filings with the Autorité des marchés financiers or the U.K. Financial Conduct Authority.
We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

OUR COMPANY
We are a global energy service company with a portfolio of solutions for the production and transformation of hydrocarbons and renewable energy sources. These solutions range from discrete products and services to fully integrated solutions based on proprietary technologies, with a clear focus to deliver greater efficiency across project lifecycles from concept to delivery and beyond.
We operate across three business segments: Subsea, Technip Energies and Surface Technologies. Through these segments, we are levered to the three energy growth areas of unconventionals, liquefied natural gas and deepwater developments.
Our principal executive offices are currently located at One St. Paul’s Churchyard, London, EC4M 8AP, United Kingdom, and our telephone number is +44 203-429-3950. We also have operational headquarters in Paris, France and Houston, Texas, United States. We are registered in England and Wales under company number 09909709. Our Internet website is www.technipfmc.com. The information contained on our website or that can be accessed through our website is not incorporated by reference into this prospectus, and you should not consider the information contained on our website to be part of this prospectus.

RISK FACTORS
Investment in any securities offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we file after the date of this prospectus, all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

USE OF PROCEEDS
We intend to use the net proceeds from the sale of the securities as set forth in the applicable prospectus supplement.

DESCRIPTION OF ORDINARY SHARES
The description of the ordinary shares, nominal value $1.00 per share, of TechnipFMC plc is incorporated into this prospectus by reference to the Exhibit 4.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the SEC on March 3, 2020.

DESCRIPTION OF PREFERENCE SHARES
As used in this description, the words “we,” “us” and “our” refer to TechnipFMC plc and not to any of its subsidiaries or affiliates. The description set forth below is only a summary and is not complete. For more information regarding the preference shares which may be offered by this prospectus, please refer to the applicable prospectus supplement, our articles of association, which is incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part, and any certificate of designations establishing a series of preference shares.
Our articles of association authorize us to issue shares, with such preferred, deferred or other special rights, or such restrictions, whether as regards dividend, return of capital, voting or otherwise as the shareholders may from time to time by “ordinary resolution” determine (or in the absence of any such determination, as our board of directors may determine). Such ordinary resolution must be approved by holders of a simple majority of the aggregate voting power of our entire issued share capital that, being entitled to vote, vote on the resolution at a general meeting of TechnipFMC plc. Our articles of association authorize our board of directors to allot shares in TechnipFMC plc, and to grant rights to subscribe for or to convert any security into shares of TechnipFMC plc, up to a maximum aggregate nominal amount representing 20% of the number of shares in the capital of TechnipFMC plc as of the date of the adoption of our articles of association and after the consummation of the transactions that occurred on the date of the adoption of our articles of association (in addition to any authority to allot that had not yet expired granted to our board of directors prior to the date of the adoption of our articles of association). Such shares include preference shares, which would generally be afforded preferences regarding dividends and liquidation rights over ordinary shares. Such authority to allot preference shares will continue until 2022 and thereafter it must be renewed, but we may seek renewal more frequently for additional terms not to exceed five years from the date of any such further authorization.
We will include the specific terms of each series of the preference shares being offered in a supplement to this prospectus.

DESCRIPTION OF DEBT SECURITIES
As used in this description, the words “TechnipFMC,” “we,” “us” and “our” refer to TechnipFMC plc and not to any of its subsidiaries or affiliates.
The following description, together with the additional information we include in any applicable prospectus supplement or free writing prospectus, summarizes certain general terms and provisions of the debt securities that we may offer under this prospectus. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement to what extent the general terms and provisions described in this prospectus apply to a particular series of debt securities.
We may issue debt securities either separately, or together with, or upon the conversion or exercise of or in exchange for, other securities described in this prospectus. Debt securities may be our senior, senior subordinated or subordinated obligations and, unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured obligations and may be issued in one or more series.
The debt securities will be issued under an indenture between us and U.S. Bank National Association, or another trustee to be named in the applicable prospectus supplement, as trustee. We have summarized select portions of the indenture below. The summary is not complete. The indenture has been filed as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary and not defined herein have the meanings specified in the indenture.
General
The terms of each series of debt securities will be established by or pursuant to a resolution of our board of directors, and set forth or determined in the manner provided in a resolution of our board of directors, in an officer’s certificate, or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series (including any pricing supplement or term sheet).
We can issue an unlimited amount of debt securities under the indenture that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement (including any pricing supplement or term sheet) relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities, if applicable:
•	the title and ranking of the debt securities (including the terms of any subordination provisions);
•	the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;
•	any limit on the aggregate principal amount of the debt securities;
•	the date or dates on which the principal of the securities of the series is payable;
•
the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•
the place or places where principal of, and interest, if any, on the debt securities will be payable (and the method of such payment), where the securities of such series may be surrendered for registration of transfer or exchange, and where notices and demands to us in respect of the debt securities may be delivered;

•	the period or periods within which, the price or prices at which and the terms and conditions upon which we may redeem the debt securities;
•
any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities and the period or periods within which, the price or prices at which and in the terms and conditions upon which securities of the series shall be redeemed or purchased, in whole or in part, pursuant to such obligation;

•
the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•	the denominations in which the debt securities will be issued, if other than denominations of U.S. $2,000 and integral multiples of $1,000 in excess thereof;
•	whether the debt securities will be issued in the form of certificated debt securities or global debt securities;
•	the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;
•
the currency of denomination of the debt securities, which may be U.S. Dollars or any foreign currency, and if such currency of denomination is a composite currency, the agency or organization, if any, responsible for overseeing such composite currency;

•	the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;
•
if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•
the manner in which the amounts of payment of principal of, premium, if any, or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies or by reference to a commodity, commodity index, stock exchange index or financial index;

•	any provisions relating to any security provided for the debt securities;
•
any addition to, deletion of or change in the Events of Default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•	any addition to, deletion of or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;
•	any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities;
•
the provisions, if any, relating to conversion or exchange of any debt securities of such series, including, if applicable, the conversion or exchange price and period, provisions as to whether conversion or exchange will be mandatory, the events requiring an adjustment of the conversion or exchange price and provisions affecting conversion or exchange;

•
any other terms of the debt securities, which may supplement, modify or delete any provision of the indenture as it applies to that series, including any terms that may be required under applicable law or regulations or advisable in connection with the marketing of the securities; and

•	whether any of our direct or indirect subsidiaries will guarantee the debt securities of that series, including the terms of subordination, if any, of such guarantees.
We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.
If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange
Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company (the “Depositary”), or a nominee of the Depositary (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), as set forth in the applicable prospectus supplement. Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the Depositary, and registered in the name of the Depositary or a nominee of the Depositary.
Certain Covenants
We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.
No Protection in the Event of a Change of Control
Unless we state otherwise in the applicable prospectus supplement, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) that could adversely affect holders of debt securities.
Merger, Consolidation and Sale of Assets
The indenture provides that we may not convert, consolidate, amalgamate, merge or enter into a scheme of arrangement with or into any other person or sell, convey, transfer or lease all or substantially all of our properties and assets to another person, unless:
•
either (a) TechnipFMC is the surviving corporation or (b) the person formed by or surviving any such conversion, consolidation, amalgamation, merger or scheme of arrangement (if other than TechnipFMC) or the person to which such sale, conveyance, transfer or lease is made (i) assumes all the obligations of TechnipFMC under the debt securities and the indenture pursuant to a supplemental indenture reasonably satisfactory to the trustee and (ii) is organized under the laws of a country that is a member of the Organisation for Economic Co-operation and Development, including the United States or any state thereof or the District of Columbia;

•	we or the successor will not immediately be in default under the indenture; and
•
we deliver an officers’ certificate and opinion of counsel to the trustee stating that such conversion, consolidation, amalgamation, merger, scheme of arrangement or sale, conveyance, transfer or lease, and any related supplemental indenture, comply with the indenture and that all conditions precedent set forth therein have been complied with.

Upon the assumption of all our obligations by a successor, we will be relieved of all obligations under the indenture, except in the case of a lease.
Events of Default
An “Event of Default,” when used in the indenture, with respect to debt securities of any series, means any of the following:
(1)	failure to pay any interest on any debt security of that series when due, which failure continues for 30 days;
(2)	failure to pay the principal of or any premium on any debt security of that series when due;
(3)	failure to deposit any mandatory sinking fund payment on any debt security of that series when due, which failure continues for 30 days;
(4)
failure to perform, or a breach of, any other covenant of TechnipFMC in the indenture (other than a covenant included in the indenture for the benefit of another series), which failure or breach continues for 90 days after written notice from the trustee or the holders of at least 25% in principal amount of debt securities of all series having the benefit of such covenant;

(5)
TechnipFMC, pursuant to or within the meaning of any bankruptcy, insolvency, reorganization or other similar law, (i) commences a voluntary case, (ii) consents to the entry of any order for relief against it in an involuntary case, (iii) consents to the appointment of a custodian or similar official of it or for any substantial part of its property, or (iv) makes an assignment for the benefit of its creditors, or TechnipFMC admits its inability to pay its debts generally as they come due or takes any corporate action in furtherance of any of the actions referred to above in this clause (5);

(6)
a court of competent jurisdiction enters an order or decree under any bankruptcy, insolvency, reorganization or other similar law that (i) is for relief against TechnipFMC in an involuntary case, (ii) appoints a custodian or similar official of TechnipFMC or for any substantial part of its property or adjudges TechnipFMC insolvent, or (iii) orders the winding up or liquidation of TechnipFMC; and the order or decree remains unstayed and in effect for 60 consecutive days; or

(7)	any other event of default as may be specified in the supplemental indenture with respect to debt securities of that series.
An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under the indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal, interest or any premium) if it considers the withholding of notice to be in the interests of the holders.
If an event of default for any series of debt securities issued under the indenture occurs and continues, the trustee or the holders of not less than 25% in aggregate principal amount of (i) the series affected by such default (in the case of a default described in clause (1), (2), (3) or (7) above) or (ii) all series of debt securities affected by such default (in the case of a default described under clause (4) above) may declare the unpaid principal of, together with any accrued but unpaid premium or interest on, all the debt securities of that series to be due and payable immediately. If this happens, subject to certain conditions, the holders of a majority in principal amount of the debt securities of that series (or of all series, as the case may be) can void the declaration.
Notwithstanding the foregoing, if an event of default specified in clause (5) or (6) above occurs and is continuing, then all unpaid principal of, together with any accrued but unpaid premium or interest on, all debt securities outstanding under the Indenture will automatically become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder.
Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights, security or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee indemnity reasonably satisfactory to the trustee.
Subject to certain limitations, the holders of a majority in principal amount outstanding of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, relating to an event of default described in clause (1), (2), (3) or (7) above respecting such series of debt securities, and the holders of a majority in principal amount of all outstanding debt securities may do the same in relation to any other event of default.
Modification and Waiver
Holders who own a majority in principal amount of the debt securities of a series may agree with us to change the provisions of the indenture or supplemental indenture relating to that series. However, no change may affect the payment terms or the percentage required to change other terms without the consent of all holders of debt securities of the affected series.
We may enter into supplemental indentures for other purposes specified in the indenture, including to make changes that would not materially adversely affect the interests of holders or to create a new series of debt securities, without the consent of any holder of debt securities.
The holders of a majority in principal amount of the debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to such series and its consequences, and the holders of a majority in principal amount of all outstanding debt securities may on behalf of the holders of all debt securities waive any other past default under the indenture and its consequences, except in each case a default:
•	in the payment of the principal of, premium, if any, or interest on, any debt security; or
•	in respect of a covenant which under the indenture cannot be amended without the consent of the holder of each outstanding debt security affected.

Defeasance and Discharge
We at any time may terminate all our obligations under the indenture as they relate to a series of debt securities (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer of or exchange the debt securities of that series, to replace mutilated, destroyed, lost or stolen debt securities of that series and to maintain a securities registrar and paying agent in respect of such debt securities.
We at any time may terminate our obligations under certain covenants, including those with respect to a series of debt securities (“covenant defeasance”).
We may exercise our legal defeasance option notwithstanding our prior exercise of our covenant defeasance option. If we exercise our legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default with respect thereto. If we exercise our covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in clause (4) or (7) under “Events of Default” above.
In order to exercise either defeasance option, we must irrevocably deposit in trust (the “defeasance trust”) with the trustee money, U.S. Government Obligations (as defined in the indenture) or a combination thereof for the payment of principal, premium, if any, and interest on the relevant series of debt securities to the date of redemption or stated maturity, as the case may be, and we must comply with certain other conditions, including delivery to the trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or a change in applicable federal income tax law.
In the event of any legal defeasance, holders of the debt securities of the relevant series would be entitled to look only to the defeasance trust fund for payment of principal of and any premium and interest on their debt securities until maturity.
Although the amount of money and U.S. Government Obligations on deposit with the trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their maturity, if we exercise our covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an event of default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such event of default. We would remain liable for such payments, however.
In addition, we may satisfy and discharge all our obligations under the indenture with respect to debt securities of any series, other than our obligation to register the transfer of and exchange debt securities of that series, provided that we either:
•	deliver all outstanding debt securities of that series to the trustee for cancellation; or
•
all such debt securities not so delivered for cancellation have either become due and payable or by their terms will become due and payable within one year or are called for redemption within one year, and in the case of this bullet point we have deposited with the trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to their stated maturity or applicable redemption date.

No Personal Liability of Directors, Officers, Employees or Shareholders
No past, present or future director, officer, employee, incorporator, shareholder, member, manager or partner of TechnipFMC, as such, will have any liability for any obligations of TechnipFMC under the debt securities, or the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities by accepting a debt security waives and releases all such liability. Such waiver and release are part of the consideration for issuance of the debt securities. However, this waiver and release may not be effective to waive liabilities under U.S. federal securities laws, and it is the view of the SEC that such a waiver is against public policy.

Governing Law
The indenture and the debt securities will be governed by and construed in accordance with the laws of the State of New York.
The indenture provides that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to the indenture, the debt securities or the transactions contemplated thereby.
The indenture provides that any legal action or proceeding arising out of or based upon the indenture, the debt securities or the transactions contemplated thereby may be instituted in the federal courts of the United States of America located in the City of New York or the courts of the State of New York in each case located in the City of New York, and we, the trustee and the holder of the debt securities (by their acceptance of the debt securities) irrevocably submit to the jurisdiction of such courts in any such legal action or proceeding. The indenture further provides that service of any process to such party’s or its authorized agent’s address set forth in the indenture will be effective service of process for any suit, action or other proceeding brought in any such court. The indenture further provides that we, the trustee and the holders of the debt securities (by their acceptance of the debt securities) waive any objection to proceedings in any such courts, whether on the ground of venue or on the ground that the proceedings have been brought in an inconvenient forum.

DESCRIPTION OF GUARANTEES
As used in this description, the words “we,” “us” and “our” refer to TechnipFMC plc and not to any of its subsidiaries or affiliates. TechnipFMC plc may issue guarantees of debt securities and other securities. Each guarantee will be issued under a supplement to an indenture. The prospectus supplement relating to a particular issue of guarantees will describe the terms of those guarantees, including the following:
•	the securities to which the guarantees apply;
•	whether the guarantees are senior or subordinate to other guarantees or debt;
•	the terms under which the guarantees may be amended, modified, waived, released or otherwise terminated, if different from the provisions applicable to the guaranteed debt securities; and
•	any additional terms of the guarantees.
You should read the particular terms of the guarantee documents, which will be described in more detail in the applicable prospectus supplement. The obligations of a guarantor under any such guarantee will be limited as necessary to prevent the guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

DESCRIPTION OF WARRANTS
As used in this description, the words “we,” “us” and “our” refer to TechnipFMC plc and not to any of its subsidiaries or affiliates. We may issue warrants to purchase ordinary shares, preference shares, debt securities or units. Warrants may be issued independently or together with any other securities and may be attached to, or separate from, such securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a warrant agent. The terms of any warrants to be issued and a description of the material provisions of the applicable warrant agreement will be set forth in the applicable prospectus supplement. The applicable prospectus supplement will specify the following terms of any warrants in respect of which this prospectus is being delivered:
•	the title of such warrants;
•	the aggregate number of such warrants;
•	the price or prices at which such warrants will be issued;
•
the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices or any combination of the foregoing, purchasable upon exercise of such warrants;

•	the price at which, and the currency or currencies in which the securities purchasable upon exercise of, such warrants may be purchased;
•	the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;
•	if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;
•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;
•	if applicable, the date on and after which such warrants and the related securities will be separately transferable;
•	information with respect to book-entry procedures, if any;
•	if applicable, a discussion of any material U.S. federal income tax considerations; and
•	any other material terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS
As used in this description, the words “we,” “us” and “our” refer to TechnipFMC plc and not to any of its subsidiaries or affiliates. We may issue share purchase contracts representing contracts obligating holders, subject to the terms of such share purchase contracts, to purchase from us, and us to sell to the holders, a specified or varying number of our ordinary shares or preference shares at a future date or dates. Alternatively, the share purchase contracts may, subject to the terms of such share purchase contracts, obligate us to purchase from holders, and obligate holders to sell to us, a specified or varying number of ordinary shares or preference shares. The price per share of our ordinary shares or preference shares may be fixed at the time the share purchase contracts are entered into or may be determined by reference to a specific formula set forth in the share purchase contracts.
The applicable prospectus supplement will describe the terms of any share purchase contract. The share purchase contracts will be issued pursuant to documents to be entered into by us. You should read the particular terms of the documents, which will be described in more detail in the applicable prospectus supplement.

DESCRIPTION OF UNITS
As used in this description, the words “we,” “us” and “our” refer to TechnipFMC plc and not to any of its subsidiaries or affiliates. As specified in the applicable prospectus supplement, we may issue units consisting of one or more ordinary shares, preference shares, debt securities, guarantees, warrants, share purchase contracts or any combination of such securities. The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:
•
the terms of the units and of any of the ordinary shares, preference shares, debt securities, guarantees, warrants or share purchase contracts comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and
•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION
As used in this description, the words “we,” “us” and “our” refer to TechnipFMC plc and not to any of its subsidiaries or affiliates. We may sell the securities from time to time:
•	through underwriters or dealers;
•	through agents;
•	directly to one or more purchasers; or
•	through a combination of any of these methods of sale.
We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers and their compensation in the applicable prospectus supplement.

LEGAL MATTERS
Latham & Watkins LLP will be requested to advise us with respect to the validity under the laws of England and Wales, if applicable, of any securities that may be offered pursuant to this prospectus. Latham & Watkins LLP may also be requested to advise us with respect to the validity under New York law, if applicable, of any securities that may be offered pursuant to this prospectus. Any underwriters, dealers or agents will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Annual Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

U.S. $

TechnipFMC plc
U.S. $    % Senior Notes due 20
PRELIMINARY PROSPECTUS SUPPLEMENT
    , 2020
Joint Book-Running Managers
BNP PARIBAS
BofA Securities
Credit Agricole CIB
J.P. Morgan